EXHIBIT 10.1
EXECUTION COPY

U.S. $2,000,000,000

CREDIT AGREEMENT

Dated as of June 14, 2005

Among

FIRSTENERGY CORP., FIRSTENERGY SOLUTIONS CORP., AMERICAN TRANSMISSION SYSTEMS, INCORPORATED, OHIO EDISON COMPANY, PENNSYLVANIA POWER COMPANY, THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, THE TOLEDO EDISON COMPANY, JERSEY CENTRAL POWER & LIGHT COMPANY, METROPOLITAN EDISON COMPANY and PENNSYLVANIA ELECTRIC COMPANY,
as Borrowers,

THE BANKS NAMED HEREIN,
as Banks,

CITICORP USA, INC.,
as Administrative Agent,

CITICORP USA, INC.,
BARCLAYS BANK PLC
AND THE OTHER FRONTING BANKS
PARTY HERETO FROM TIME TO TIME
as Fronting Banks

and

THE SWING LINE LENDERS PARTY
HERETO FROM TIME TO TIME
as Swing Line Lenders

CITIGROUP GLOBAL MARKETS INC.
and
BARCLAYS CAPITAL
Joint Lead Arrangers

BARCLAYS BANK PLC
Syndication Agent

JPMORGAN CHASE BANK, N.A.
KEYBANK NATIONAL ASSOCIATION,
WACHOVIA BANK, N.A.,
Co-Documentation Agents

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SCHEDULES AND EXHIBITS

Schedule I	-	List of Commitments and Lending Offices
Schedule 2.09(p)	-	Letters of Credit

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Note
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Notice of Pro-Rata Borrowing
Exhibit E	-	Form of Notice of Swing Line Borrowing
Exhibit F	-	Form of Letter of Credit Request
Exhibit G	-	Form of Opinion of Gary D. Benz, Esq.
Exhibit H	-	Form of Opinion of Akin Gump Strauss Hauer & Feld LLP
Exhibit I	-	Form of Opinion of King & Spalding LLP

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of June 14, 2005, among FIRSTENERGY CORP., an Ohio corporation (“FE”), FIRSTENERGY SOLUTIONS CORP., an Ohio corporation (“FES”), AMERICAN TRANSMISSION SYSTEMS, INCORPORATED, an Ohio corporation (“ATSI”), OHIO EDISON COMPANY, an Ohio corporation (“OE”), PENNSYLVANIA POWER COMPANY, a Pennsylvania corporation (“Penn”), THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, an Ohio corporation (“CEI”), THE TOLEDO EDISON COMPANY, an Ohio corporation (“TE”), JERSEY CENTRAL POWER & LIGHT COMPANY, a New Jersey corporation (“JCP&L”), METROPOLITAN EDISON COMPANY, a Pennsylvania corporation (“Met-Ed”), and PENNSYLVANIA ELECTRIC COMPANY, a Pennsylvania corporation (“Penelec”, and together with FE, FES, ATSI, OE, Penn, CEI, TE, JCP&L and Met-Ed, the “Borrowers”), the banks and other financial institutions (the “Banks”) listed on the signature pages hereof, Citicorp USA, Inc. (“CUSA”), as Administrative Agent (the “Administrative Agent”) for the Lenders hereunder, CUSA, as a fronting bank, Barclays Bank PLC (“Barclays”), as a fronting bank, the other fronting banks party hereto from time to time and the swing line lenders party hereto from time to time.

PRELIMINARY STATEMENTS

(1) The Borrowers have requested that the Lenders establish a five-year unsecured revolving credit facility in the amount of $2,000,000,000 in favor of the Borrowers, all of which may be used for general corporate purposes and the entirety of which may be used for the issuance of Letters of Credit.

(2) Subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments (as defined herein), are willing to establish the requested revolving credit facility in favor of the Borrowers.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Party”has the meaning set forth in Section 2.04(a).

“Additional Lender” has the meaning set forth in Section 2.06(b).

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Advance” means a Pro-Rata Advance or a Swing Line Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” means this Credit Agreement, as amended, modified and supplemented from time to time.

“Alternate Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as its “base rate” and (ii) the sum of 1/2 of 1% per annum plus the Federal Funds Rate in effect from time to time.

“Alternate Base Rate Advance” means an Alternate Base Rate Pro-Rata Advance or an Alternate Base Rate Swing Line Advance.

“Alternate Base Rate Pro-Rata Advance” means a Pro-Rata Advance that bears interest as provided in Section 2.08(a).

“Alternate Base Rate Swing Line Advance” means a Swing Line Advance that bears interest as provided in Section 2.08(c).

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for any Alternate Base Rate Advance or any Eurodollar Rate Advance made to any Borrower, the interest rate per annum set forth in the relevant row of the table below, determined by reference to the Reference Ratings for such Borrower from time to time in effect:

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BASIS FOR PRICING	LEVEL 1 Reference Ratings at least A- by S&P or A3 by Moody’s.	LEVEL 2 Reference Ratings lower than Level 1 but at least BBB+ by S&P or Baa1 by Moody’s.	LEVEL 3 Reference Ratings of lower than Level 2 but at least BBB by S&P or Baa2 by Moody’s.	LEVEL 4 Reference Ratings lower than Level 3 but at least BBB- by S&P and Baa3 by Moody’s.	LEVEL 5 Reference Ratings lower than Level 3 but at least BBB- by S&P or Baa3 by Moody’s.	LEVEL 6 Reference Ratings lower than Level 4 but at least BB+ by S&P or Ba1 by Moody’s.	LEVEL 7 Reference Ratings lower than BB+ by S&P and Ba1 by Moody’s or no Reference Rating exists.
Applicable Margin for Eurodollar Rate Advances	0.270%	0.350%	0.425%	0.500%	0.575%	0.675%	0.825%
Applicable Margin for Alternate Base Rate Advances	0%	0%	0%	0%	0%	0%	0%
Utilization Fee	0.100%	0.100%	0.100%	0.100%	0.100%	0.125%	0.125%

provided, that the Applicable Margin shall be increased by the rate per annum set forth above in the row captioned “Utilization Fee” that corresponds to the Reference Ratings Level used to determine the Applicable Margin during any period in which the total amount of Outstanding Credits is greater than one-half of the aggregate amount of the Commitments.

For purposes of the foregoing, (i) if there is a difference of one level in Reference Ratings of S&P and Moody’s and the higher of such Reference Ratings falls in Level 1, Level 2, Level 3, Level 5 or Level 6, then the higher Reference Rating will be used to determine the pricing level and (ii) if there is a difference of more than one level in Reference Ratings of S&P and Moody’s, the Reference Rating that is one level above the lower of such Reference Ratings will be used to determine the pricing level, unless the lower of such Reference Ratings falls in Level 7, in which case the lower of such Reference Ratings will be used to determine the pricing level. If there exists only one Reference Rating, such Reference Rating will be used to determine the pricing level.

“Approval” means: (i) with respect to FE, the FE SEC Order; (ii) with respect to ATSI, the ATSI SEC Order; (iii) with respect to OE, the OE PUCO Order; (iv) with respect to Penn, the Penn SEC Order, subject to any borrowing limitations contained in the Organizational Documents of Penn; (v) with respect to CEI, the CEI PUCO Order; (vi) with respect to TE, the TE PUCO Order; (vii) with respect to JCP&L, the JCP&L SEC Order, subject to any borrowing limitations contained in the Organizational Documents of JCP&L; (viii) with respect to Met-Ed, the Met-Ed SEC Order; and (ix) with respect to Penelec, the Penelec SEC Order.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto.

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“ATSI” has the meaning set forth in the preamble hereto.

“ATSI SEC Order” means the order of the SEC that authorizes ATSI to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“ATSI Supplemental SEC Order” means any order of the SEC that authorizes ATSI to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“Available Commitment” means, for each Lender, the excess of such Lender’s Commitment over such Lender’s Percentage of the Outstanding Credits. “Available Commitments” shall refer to the aggregate of the Lenders’ Available Commitments hereunder.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.

“Banks” has the meaning set forth in the preamble hereto.

“Barclays” has the meaning set forth in the preamble hereto.

“Beneficiary” means any Person designated by an Account Party to whom a Fronting Bank is to make payment, or on whose order payment is to be made, under a Letter of Credit.

“Borrower” has the meaning set forth in the preamble hereto and, as the context may require, includes FE in its capacity as guarantor under any Guaranty.

“Borrower Sublimit” means: (i) with respect to FE, $2,000,000,000, (ii) with respect to FES, $0 (unless and until increased pursuant to Section 2.06(c)), (iii) with respect to ATSI, $0 (unless and until increased pursuant to Section 2.06(c)), (iv) with respect to OE, $500,000,000, (v) with respect to Penn, $50,000,000, (vi) with respect to CEI, $250,000,000, (vii) with respect to TE, $250,000,000, (viii) with respect to JCP&L, $425,000,000, (ix) with respect to Met-Ed, $250,000,000, and (x) with respect to Penelec, $250,000,000.

“Borrowing” means a Pro-Rata Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or Akron, Ohio and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“CEI” has the meaning set forth in the preamble hereto.

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“CEI PUCO Order” means the order of the PUCO that authorizes CEI to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“CEI Supplemental PUCO Order” means any order of the PUCO that authorizes CEI to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“Change of Control” has the meaning set forth in Section 6.01(j).

“Citibank” means Citibank, N.A. and its successors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Commitment” means, as to any Lender, the amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.08(c), as such amount may be reduced pursuant to Section 2.06.

“Commitment Increase” has the meaning set forth in Section 2.06(b).

“Consolidated Debt” means, with respect to any Borrower at any date of determination the aggregate Indebtedness of such Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Indebtedness of such Borrower and any of its Subsidiaries, (ii) the aggregate principal amount of Trust Preferred Securities of such Borrower and its Consolidated Subsidiaries, (iii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which such Borrower or any of its Consolidated Subsidiaries is liable as a lessee, and (iv) the aggregate principal amount of Stranded Cost Securitization Bonds of such Borrower and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with any Borrower and its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Pro-Rata Advances of one Type into Pro-Rata Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Pro-Rata Eurodollar Rate Advances pursuant to Section 2.10 or 2.11.

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“Cost of Funds Swing Line Advance” means a Swing Line Advance that bears interest as provided in Section 2.08(e).

“CUSA” has the meaning set forth in the preamble hereto.

“Date of Issuance” means the date of issuance by a Fronting Bank of a Letter of Credit under this Agreement.

“Debt to Capitalization Ratio” means, for any Borrower, the ratio of Consolidated Debt of such Borrower to Total Capitalization of such Borrower.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

“Drawing” means a drawing by a Beneficiary under any Letter of Credit.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its “General Arrangements to Borrow”, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; or (v) any Bank; provided, however, that (A) any Person described in clause (i), (ii), (iii) or (iv) above shall also (x) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator, if applicable) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.16(d)) and (C) any Person described in clause (i), (ii), (iii) or (iv) above shall, in addition, be reasonably acceptable to the Administrative Agent, the Swing Line Lenders and the Fronting Banks.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

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“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder, each as amended, modified and in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for any Eurodollar Rate Advance made in connection with any Borrowing, the interest rate per annum at which eurodollar deposits are offered in the London interbank market for a term equivalent to such Interest Period determined by reference to Telerate page 3750 at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of (i) the Eurodollar Rate Advance being made, continued or converted by CUSA in connection with such Borrowing (if such Borrowing is a Pro-Rata Borrowing) or (ii) such Borrowing (if such Borrowing is a Swing Line Borrowing), and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Advance” means a Eurodollar Rate Pro-Rata Advance or a Eurodollar Rate Swing Line Advance.

“Eurodollar Rate Pro-Rata Advance” means a Pro-Rata Advance that bears interest as provided in Section 2.08(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

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“Eurodollar Rate Swing Line Advance” means an Advance that bears interest as provided in Section 2.08(d).

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

“Existing Credit Agreements” means (i) the $125 Million 3 Year Credit Agreement, dated as of October 23, 2003, among OE, the banks party thereto, and Citibank, as administrative agent, (ii) the $375 Million 3 Year Credit Agreement, dated as of October 23, 2003, among FE, the banks party thereto, Citibank, as administrative agent, and Bank One, NA, as fronting bank, and (iii) the $1 Billion 3 Year Credit Agreement, dated as of June 22, 2004, among FE, the banks party thereto, Citibank, as administrative agent, and CUSA and Barclays, as fronting banks.

“Expiration Date” means, with respect to a Letter of Credit, its stated expiration date.

“Extension of Credit” means the making of any Advance or the issuance or amendment (including, without limitation, an extension or renewal) of a Letter of Credit.

“FE” has the meaning set forth in the preamble hereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement, dated May 16, 2005, among FE, CUSA, Citigroup Global Markets Inc., Barclays and Barclays Capital.

“FES” has the meaning set forth in the preamble hereto.

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“FE SEC Order” means the order of the SEC that authorizes FE to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“FE Supplemental SEC Order” means any order of the SEC that authorizes FE to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“FirstEnergy Fixed Charge Ratio” means the ratio of (i) the sum of (A) consolidated net income before extraordinary items of FE and its Consolidated Subsidiaries for the twelve-month period ended on the last day of each fiscal quarter of FE, plus (B) depreciation, amortization, dividends paid on preferred stock of subsidiaries, interest expense, amounts paid on Trust Preferred Securities and Federal income taxes deducted in determining such net income, plus (C) the interest element of rental payments deducted in determining such net income under operating lease obligations of FE and its Consolidated Subsidiaries during such twelve-month period, plus (D) all other non-cash charges constituting operating expenses deducted in determining such net income to (ii) the sum of (A) all interest expense (excluding the amount of any allowance for funds used during construction and amounts paid on Trust Preferred Securities) in respect of Indebtedness of FE and its Consolidated Subsidiaries during such twelve-month period, plus (B) the interest element of rental payments deducted in determining net income under operating lease obligations of FE and its Consolidated Subsidiaries during such twelve-month period.

“First Mortgage Indenture” means, with respect to any Significant Subsidiary, an indenture or similar instrument pursuant to which such Person may issue bonds, notes or similar instruments secured by a lien on all or substantially all of such Person’s fixed assets.

“Fraction” means, for any Borrower at any time, a fraction, the numerator of which shall be the Borrower Sublimit of such Borrower at such time, and the denominator of which shall be the sum of the Borrower Sublimits of all Borrowers at such time.

“Fronting Bank” means CUSA, Barclays and any other Lender (in each case, acting directly or through an Affiliate) that delivers an instrument in form and substance satisfactory to the Borrowers and the Administrative Agent whereby such other Lender (or its Affiliate) agrees to act as “Fronting Bank” hereunder and that specifies the maximum aggregate Stated Amount of Letters of Credit that such other Lender (or its Affiliates) will agree to issue hereunder.

“Fronting Bank Fee Letter” has the meaning set forth in Section 3.01(b).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Generation Transfers” has the meaning set forth in Section 5.03(a).

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“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority (other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of any Loan Document or have a material adverse effect on the transactions contemplated by any Loan Document or any material rights, power or remedy of any Person thereunder or any other action in respect of any Governmental Authority).

“Governmental Authority” means any Federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, body, instrumentality or court.

“Guaranty” means a guaranty by FE substantially in the form of Exhibit C hereto.

“Hostile Acquisition” means any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition prior to the first public announcement or disclosure relating to such Target Acquisition. As used in this definition, the term “Target Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly (i) acquires all or substantially all of the assets or ongoing business of any other Person, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of any such Person that have ordinary voting power for the election of directors or (iii) otherwise acquires control of more than a 50% ownership interest in any such Person.

“Increasing Lender” has the meaning set forth in Section 2.06(b).

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) liabilities in respect of unfunded vested benefits under Plans, (vi) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vii) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

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“Interest Period” means, for each Eurodollar Rate Advance made to any Borrower as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Pro-Rata Advance into such Eurodollar Rate Pro-Rata Advance and ending on the last day of the period selected by such Borrower pursuant to the provisions below and, thereafter in the case of Pro-Rata Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (i) in the case of any Eurodollar Rate Pro-Rata Advance, one, two or three weeks or one, two, three or six months, or (ii) in the case of any Eurodollar Rate Swing Line Advance or Cost of Funds Swing Line Advance, a period of not more than 10 days, in each case as the relevant Borrower may select by notice to the Administrative Agent pursuant to Section 2.02(a), 2.03(b) or Section 2.11(a); provided, however, that:

(i) no Borrower may select any Interest Period that ends after the latest Termination Date;

(ii) Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration;

(iii) no more than fifteen different Interest Periods shall apply to outstanding Pro-Rata Eurodollar Rate Advances on any date of determination; and

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“JCP&L” has the meaning set forth in the preamble hereto.

“JCP&L SEC Order” means the order of the SEC that authorizes JCP&L to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“JCP&L Supplemental SEC Order” means any order of the SEC that authorizes JCP&L to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“L/C Commitment Amount” means $2,000,000,000 as the same may be reduced permanently from time to time pursuant to Section 2.06 hereof.

“Lenders” means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.08 and, as the context requires, includes the Swing Line Lenders.

“Letter of Credit” has the meaning set forth in Section 2.04(a).

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“Letter of Credit Cash Cover” has the meaning set forth in Section 6.01.

“Letter of Credit Request” has the meaning set forth in Section 2.04(c).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, any Note, any Guaranty, the Fee Letter and any Fronting Bank Fee Letter.

“Majority Lenders” means, at any time prior to the Termination Date, Lenders having in the aggregate more than 50% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.01) and at any time on or after the Termination Date, Lenders having more than 50% of the then aggregate Outstanding Credits of the Lenders; provided, that for purposes hereof, no Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders having such amount of the Commitments or the Advances or (ii) determining the total amount of the Commitments or the Outstanding Credits.

“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.

“Met-Ed” has the meaning set forth in the preamble hereto.

“Met-Ed SEC Order” means the order of the SEC that authorizes Met-Ed to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“Met-Ed Supplemental SEC Order” means any order of the SEC that authorizes Met-Ed to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Nonrecourse Indebtedness” means any Indebtedness that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to any Borrower or any of its Affiliates other than:

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(i)	recourse to the named obligor with respect to such Indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(ii)
recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Indebtedness, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii)
recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Nonconsenting Lender” has the meaning set forth in Section 2.19(d) hereof.

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.18 in the form of Exhibit B hereto.

“Notice of Pro-Rata Borrowing” means a notice of a Pro-Rata Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit D.

“Notice of Swing Line Borrowing” means a notice of a Swing Line Borrowing pursuant to Section 2.03 which, if in writing, shall be substantially in the form of Exhibit E.

“OE” has the meaning set forth in the preamble hereto.

“OECD” means the Organization for Economic Cooperation and Development.

“OE PUCO Order” means the order of the PUCO that authorizes OE to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“OE Supplemental PUCO Order” means any order of the PUCO that authorizes OE to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“Organizational Documents” shall mean, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.

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“Other Taxes” has the meaning set forth in Section 2.16(b).

“Outstanding Credits” means, on any date of determination, an amount equal to (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the aggregate undrawn amount of all issued Letters of Credit outstanding on such date plus (iii) the aggregate amount of Reimbursement Obligations outstanding on such date (exclusive of Reimbursement Obligations that, on such date of determination, are repaid with the proceeds of Advances made in accordance with Section 2.04 (f) and (g), to the extent the principal amount of such Advances is included in the determination of the aggregate principal amount of all outstanding Advances as provided in clause (i) of this definition). The “Outstanding Credits” of a Lender on any date of determination shall be an amount equal to the outstanding Advances made by such Lender plus the amount of such Lender’s participation interest in outstanding Letters of Credit, Reimbursement Obligations and Swing Line Advances included in the definition of “Outstanding Credits”.

“Payment Date” means the date on which payment of a Drawing is made by a Fronting Bank.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Penelec SEC Order” means the order of the SEC that authorizes Penelec to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“Penelec Supplemental SEC Order” means any order of the SEC that authorizes Penelec to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“Penn SEC Order” means the order of the SEC that authorizes Penn to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“Penn Supplemental SEC Order” means any order of the SEC that authorizes Penn to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“Percentage” means, in respect of any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such day by the total of the Commitments on such day, and multiplying the quotient so obtained by 100%.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

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“Plan” means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Penn” means Pennsylvania Power Company, a Pennsylvania corporation.

“Pro-Rata Advance” means an advance by a Lender to any Borrower as part of a Pro-Rata Borrowing pursuant to Section 2.01 and refers to an Alternate Base Rate Pro-Rata Advance or a Eurodollar Rate Pro-Rata Advance, each of which shall be a “Type” of Pro-Rata Advance, subject to Conversion pursuant to Section 2.10 or 2.11.

“Pro-Rata Borrowing” means a borrowing consisting of simultaneous Pro-Rata Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.10 or 2.11.

“PUCO” means The Public Utilities Commission of Ohio or any successor thereto.

“Reference Ratings” means, with respect to any Borrower, the ratings assigned by S&P and Moody’s to the senior unsecured non-credit enhanced debt of such Borrower; provided that, if there is no such rating, “Reference Ratings” shall mean the ratings that are one level below the ratings assigned by S&P and Moody’s to the senior secured debt of such Borrower.

“Register” has the meaning set forth in Section 8.08(c).

“Reimbursement Obligation” means the obligation of each Borrower to reimburse a Fronting Bank for any Drawing paid by such Fronting Bank pursuant to Section 2.04(g).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Significant Subsidiaries” means (i) each regulated energy Subsidiary of FE, including, but not limited to, OE, Penn, CEI, TE, JCP&L, Met-Ed and Penelec, and any successor to any of them, (ii) FES and ATSI, and (iii)  each other Subsidiary of FE the annual revenues of which exceed $100,000,000 or the total assets of which exceed $50,000,000.

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“Stated Amount” means the maximum amount available to be drawn by a Beneficiary under a Letter of Credit.

“Stranded Cost Securitization Bonds” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest that are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to an order of a state commission regulating public utilities to be applied and invoiced to customers of such utility. The charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Supplemental Approval” means: (i) with respect to FE, an FE Supplemental SEC Order; (ii) with respect to ATSI, an ATSI Supplemental SEC Order; (iii) with respect to OE, an OE Supplemental PUCO Order; (iv) with respect to Penn, a Penn Supplemental SEC Order, subject to any borrowing limitations contained in the Organizational Documents of Penn; (v) with respect to CEI, a CEI Supplemental PUCO Order; (vi) with respect to TE, a TE Supplemental PUCO Order; (vii) with respect to JCP&L, a JCP&L Supplemental SEC Order, subject to any borrowing limitations contained in the Organizational Documents of JCP&L; (viii) with respect to Met-Ed, a Met-Ed Supplemental SEC Order; and (ix) with respect to Penelec, a Penelec Supplemental SEC Order.

“Swing Line Advance” means an Advance made by a Swing Line Lender to any Borrower as part of a Swing Line Borrowing pursuant to Section 2.03 and refers to an Alternate Base Rate Swing Line Advance, a Eurodollar Rate Swing Line Advance or a Cost of Funds Swing Line Advance, each of which shall be a “Type” of Swing Line Advance.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by a Swing Line Lender pursuant to Section 2.03.

“Swing Line Lender” means one or more Lenders or Affiliates thereof that may be appointed from time to time by the Borrowers to provide Swing Line Advances under this Agreement and that are reasonably acceptable to the Administrative Agent.

“Swing Line Sublimit” means an amount equal to the lesser of (i) $100,000,000 and (ii) the aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the aggregate Commitments.

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“Taxes” has the meaning set forth in Section 2.16(a).

“TE” means The Toledo Edison Company, an Ohio corporation.

“TE PUCO Order” means the order of the PUCO that authorizes TE to obtain Extensions of Credit until December 31, 2005 and to perform its obligations under this Agreement.

“Termination Date” means June 14, 2010, subject, for certain Lenders, to the extension described in Section 2.19 hereof, or, in any case, the earlier date of termination in whole of the Commitments pursuant to Section 2.06 or Section 6.01 hereof.

“Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“TE Supplemental PUCO Order” means any order of the PUCO that authorizes TE to obtain Extensions of Credit after December 31, 2005 and to perform its obligations under this Agreement.

“Total Capitalization” means, with respect to any Borrower at any date of determination the sum, without duplication, of (i) Consolidated Debt of such Borrower, (ii) consolidated equity of the common stockholders of such Borrower and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of such Borrower and its Consolidated Subsidiaries, and (iv) the aggregate principal amount of Trust Preferred Securities of such Borrower and its Consolidated Subsidiaries.

“Trust Preferred Securities” means (i) the issued and outstanding preferred securities of Cleveland Electric Financing Trust I and (ii) any other securities, however denominated, (A) issued by any Borrower or any Consolidated Subsidiary of any Borrower, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Termination Date.

“Type” has the meaning assigned to that term in the definitions of “Pro-Rata Advance” and “Swing Line Advance” when used in such context.

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“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unmatured Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

SECTION 1.02. Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) hereof.

SECTION 1.04. Certain References.

Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, schedules and exhibits are to the same contained in or attached to this Agreement.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Pro-Rata Advances.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Pro-Rata Advances to each Borrower in U.S. dollars only from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the Available Commitment of such Lender. Each Pro-Rata Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type and, in the case of Eurodollar Rate Pro-Rata Advances, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Available Commitment, and subject to the conditions set forth in Article III and the other terms and conditions hereof, each Borrower may from time to time borrow, prepay pursuant to Section 2.12 and reborrow under this Section 2.01; provided, that in no case shall any Lender be required to make a Pro-Rata Advance to a Borrower hereunder if (i) the amount of such Pro-Rata Advance would exceed such Lender’s Available Commitment, (ii) the making of such Pro-Rata Advance, together with the making of the other Pro-Rata Advances constituting part of the same Pro-Rata Borrowing, would cause the total amount of all Outstanding Credits to exceed the aggregate amount of the Commitments or (iii) the amount of such Pro-Rata Advance, together with all other Outstanding Credits for the account of such Borrower, would exceed such Borrower’s Borrower Sublimit.

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SECTION 2.02. Making the Pro-Rata Advances.

(a) Each Pro-Rata Borrowing shall be made on notice, given (i) in the case of a Pro-Rata Borrowing comprising Eurodollar Rate Pro-Rata Advances, not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Borrowing, and (ii) in the case of a Pro-Rata Borrowing comprising Alternate Base Rate Pro-Rata Advances, not later than 11:00 a.m. (New York time) on the date of the proposed Pro-Rata Borrowing, by any Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such Notice of Pro-Rata Borrowing by a Borrower shall be by telecopier or cable, in substantially the form of Exhibit D hereto, specifying therein the requested (A) date of such Pro-Rata Borrowing, (B) Type of Pro-Rata Advances to be made in connection with such Pro-Rata Borrowing, (C) aggregate amount of such Pro-Rata Borrowing, (D) in the case of a Pro-Rata Borrowing comprising Eurodollar Rate Pro-Rata Advances, the initial Interest Period for each such Pro-Rata Advance, which Pro-Rata Borrowing shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01, and (E) the identity of the Borrower requesting such Pro-Rata Borrowing. Each Lender shall, before 1:00 p.m. (New York time) on the date of such Pro-Rata Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion (according to the Lenders’ respective Commitments) of such Pro-Rata Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to such Borrower at the Administrative Agent’s aforesaid address.

(b) Each Notice of Pro-Rata Borrowing delivered by any Borrower shall be irrevocable and binding on such Borrower. In the case of any Notice of Pro-Rata Borrowing delivered by any Borrower requesting Eurodollar Rate Pro-Rata Advances, such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by such Borrower to fulfill on or before the date specified in such Notice of Pro-Rata Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Pro-Rata Advance to be made by such Lender as part of such Borrowing when such Pro-Rata Advance, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received written notice via facsimile transmission from a Lender prior to (A) 5:00 p.m. (New York time) one Business Day prior to the date of a Pro-Rata Borrowing comprising Eurodollar Rate Pro-Rata Advances or (B) 12:00 noon (New York time) on the date of a Pro-Rata Borrowing comprising Alternate Base Rate Pro-Rata Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Pro-Rata Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Pro-Rata Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Pro-Rata Advances made in connection with such Pro-Rata Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Pro-Rata Advance as part of such Pro-Rata Borrowing for purposes of this Agreement.

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(d) The failure of any Lender to make the Pro-Rata Advance to be made by it as part of any Pro-Rata Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Pro-Rata Advance on the date of such Pro-Rata Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Pro-Rata Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Swing Line Advances

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lenders agree to make Swing Line Advances to any Borrower in U.S. dollars only from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time the amount of the Swing Line Sublimit; provided, however, no Swing Line Lender shall be required to make a Swing Line Advance hereunder if (i) the amount of such Swing Line Advance, together with the aggregate principal amount of all other Swing Line Advances outstanding would exceed the Swing Line Sublimit, (ii) the making of such Swing Line Advance, together with the making of the other Swing Line Advances constituting part of the same Swing Line Borrowing, would cause the total amount of all Outstanding Credits to exceed the aggregate amount of the Commitments or (iii) the amount of such Swing Line Advance, together with all other Outstanding Credits for the account of such Borrower, would exceed such Borrower’s Borrower Sublimit. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.03, prepay under Section 2.12, and reborrow under this Section 2.03. Immediately upon the making of a Swing Line Advance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Advance in an amount equal to such Lender’s ratable portion (according to the Lenders’ respective Commitments) times the amount of such Swing Line Advance. No more than five Swing Line Advances may be outstanding hereunder at any time.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon any Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 11:00 a.m. (New York time) on the date of the proposed Swing Line Borrowing in the case of a Swing Line Borrowing comprising Alternate Base Rate Swing Line Advances and three Business Days prior to the date of the proposed Swing Line Borrowing in the case of a Borrowing comprising Eurodollar Rate Swing Line Advances, and shall specify (i) the date of such Swing Line Borrowing, (ii) the Type of Swing Line Advance to be made in connection with such Swing Line Borrowing, (iii) the aggregate amount of such Swing Line Borrowing, which shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, (iv) in the case of a Swing Line Borrowing comprising a Eurodollar Rate Swing Line Advance, the Interest Period for such Advance, which Swing Line Borrowing shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01 and (v) the identity of the Borrower requesting such Swing Line Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by such Borrower. Promptly after receipt by such Swing Line Lender of any telephonic Notice of Swing Line Borrowing, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless such Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 p.m. (New York time) on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Advance as a result of the limitations set forth in the first sentence of Section 2.03(a) or (B) that one or more of the applicable conditions specified in Article III is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 1:00 p.m. on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Advance available to the applicable Borrower at its office by crediting the account of such Borrower on the books of such Swing Line Lender in immediately available funds.

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(c) Refinancing of Swing Line Advances.

(i) Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of any Borrower (each of which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Lender make an Alternate Base Rate Pro-Rata Advance in an amount equal to such Lenders’ ratable portion (according to the Lenders’ respective Commitments) of the amount of Swing Line Advances made by such Swing Line Lender then outstanding to such Borrower. Such request shall be made in writing (which written request shall be deemed to be a Notice of Pro-Rata Borrowing for purposes hereof) and in accordance with the requirements of Sections 2.01 and 2.02, without regard to the minimum and multiples specified therein for the principal amount of Alternate Base Rate Pro-Rata Advances, but subject to the unutilized portion of the Commitments and the conditions set forth in Section 3.02. Such Swing Line Lender shall furnish such Borrower with a copy of the applicable Notice of Pro-Rata Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall, before 1:00 p.m. (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion (according to the Lenders’ respective Commitments) of such Pro-Rata Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to such Borrower at the Administrative Agent’s aforesaid address, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made an Alternate Base Rate Pro-Rata Advance to such Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

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(ii) If for any reason any Swing Line Advance cannot be refinanced by a Pro-Rata Borrowing in accordance with Section 2.03(c)(i), the request for Alternate Base Rate Pro-Rata Advances submitted by a Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each Lender fund its risk participation in the relevant Swing Line Advances and each Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of any Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of such Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Pro-Rata Advances or to purchase and fund risk participations in Swing Line Advances pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of an Unmatured Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Pro-Rata Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Advances, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Advance, if the applicable Swing Line Lender receives any payment on account of such Swing Line Advance, such Swing Line Lender will distribute to such Lender its ratable portion (according to the Lenders’ respective Commitments) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

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(ii) If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Advance is required to be returned by such Swing Line Lender under any of the circumstances described in Section 2.15(g) (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its ratable portion (according to the Lenders’ respective Commitments) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of such Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the obligations hereunder and the termination of this Agreement.

(e) Interest for Account of Swing Line Lenders. Each Swing Line Lender shall be responsible for invoicing the relevant Borrower for interest on the Swing Line Advances made to such Borrower. Until each Lender funds its Alternate Base Rate Pro-Rata Advance or risk participation pursuant to this Section 2.03 to refinance such Lender’s ratable portion (according to the Lenders’ respective Commitments) of any Swing Line Advance, interest in respect of such ratable portion (according to the Lenders’ respective Commitments) shall be solely for the account of such Swing Line Lender.

(f) Payments Directly to Swing Line Lenders. Each Borrower with outstanding Swing Line Advances shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender that made such Advances.

SECTION 2.04. Letters of Credit.

(a) Agreement of Fronting Banks. Subject to the terms and conditions of this Agreement, each Fronting Bank agrees to issue and amend (including, without limitation, to extend or renew) for the account of the Borrowers or any Subsidiary thereof (each such Person, an “Account Party”) one or more standby letters of credit (individually, a “Letter of Credit” and collectively, the “Letters of Credit”) from and including the date hereof to the Termination Date, up to a maximum aggregate Stated Amount of all Letters of Credit at any one time outstanding equal to the L/C Commitment Amount minus Reimbursement Obligations outstanding at such time. Each Letter of Credit shall be renewable (if so requested by the Borrower) and shall have an Expiration Date of no later than the earlier of (x) the latest Termination Date and (y) the date occurring one year after the Date of Issuance of such Letter of Credit; provided, however, that no Fronting Bank will issue or amend a Letter of Credit if, immediately following such issuance or amendment, (i) the Stated Amount of such Letter of Credit would (A) exceed the Available Commitments or (B) when aggregated with (1) the Stated Amounts of all other outstanding Letters of Credit and (2) the outstanding Reimbursement Obligations, exceed the L/C Commitment Amount, (ii) the total amount of all Outstanding Credits would exceed the aggregate of the Commitments or (iii) in the case of Barclays and CUSA in their capacity as Fronting Banks, the aggregate Stated Amount of all outstanding Letters of Credit issued by either such Fronting Bank would exceed $500,000,000. To the extent that any Fronting Bank other than Barclays or CUSA agrees to become a Fronting Bank and to issue Letters of Credit, the obligations of Barclays and CUSA to issue Letters of Credit shall be reduced on a pro-rata basis, but only after the obligations of all Fronting Banks other than Barclays and CUSA to issue Letters of Credit exceed $1,000,000,000 in the aggregate. Letters of Credit shall be denominated in U.S. dollars only.

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(b) Forms. Each Letter of Credit shall be in a form customarily used by the Fronting Bank that is to issue such Letter of Credit or in such other form as has been approved by such Fronting Bank. At the time of issuance or amendment, subject to the terms and conditions of this Agreement, the amount and the terms and conditions of each Letter of Credit shall be subject to approval by the applicable Fronting Bank and the applicable Borrower.

(c) Notice of Issuance; Application. The applicable Borrower shall give the applicable Fronting Bank and the Administrative Agent written notice (or telephonic notice confirmed in writing) at least one Business Day prior to the requested Date of Issuance of a Letter of Credit, such notice to be in substantially the form of Exhibit F hereto (a “Letter of Credit Request”). Such Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by such Fronting Bank. Such application forms shall indicate the identity of the Account Party and that such Borrower is the “Applicant” or shall otherwise indicate that such Borrower is the obligor in respect of any Letter of Credit to be issued thereunder. If the terms or conditions of the application forms conflict with any provision of this Agreement, the terms of this Agreement shall govern.

(d) Issuance. Provided that the applicable Borrower has given the notice prescribed by Section 2.04(c) and subject to the other terms and conditions of this Agreement, including the satisfaction of the applicable conditions precedent set forth in Article III, the applicable Fronting Bank shall issue the requested Letter of Credit on the requested Date of Issuance as set forth in the applicable Letter of Credit Request for the benefit of the stipulated Beneficiary and shall deliver the original of such Letter of Credit to the Beneficiary at the address specified in the notice. At the request of the applicable Borrower, such Fronting Bank shall deliver a copy of each Letter of Credit to such Borrower within a reasonable time after the Date of Issuance thereof. Upon the request of such Borrower, such Fronting Bank shall deliver to such Borrower a copy of any Letter of Credit proposed to be issued hereunder prior to the issuance thereof.

(e) Notice of Drawing. Each Fronting Bank shall promptly notify the applicable Borrower by telephone, facsimile or other telecommunication of any Drawing under a Letter of Credit issued for the account of such Borrower by such Fronting Bank.

(f) Payments. Each Borrower hereby agrees to pay to each Fronting Bank, in the manner provided in subsection (g) below:

(i) on each Payment Date, an amount equal to the amount paid by such Fronting Bank under any Letter of Credit issued for the account of such Borrower by such Fronting Bank; and

(ii) if any Drawing shall be reimbursed to any Fronting Bank after 12:00 noon (New York time) on the Payment Date, interest on any and all amounts required to be paid pursuant to clause (i) of this subsection (f) from and after the due date thereof until payment in full, payable on demand, at an annual rate of interest equal to 2.00% above Citibank’s “base rate” as in effect from time to time.

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(g) Method of Reimbursement. Each Borrower shall reimburse each Fronting Bank for each Drawing under any Letter of Credit issued for the account of such Borrower by such Fronting Bank pursuant to subsection (f) above in the following manner:

(i) such Borrower shall immediately reimburse such Fronting Bank in the manner described in Section 2.15; or

(ii) if (A) such Borrower has not reimbursed such Fronting Bank pursuant to clause (i) above, (B) the applicable conditions to Borrowing set forth in Articles II and III have been fulfilled, and (C) the Available Commitments in effect at such time exceed the amount of the Drawing to be reimbursed, such Borrower may reimburse such Fronting Bank for such Drawing with the proceeds of an Alternate Base Rate Pro-Rata Advance or, if the conditions specified in the foregoing clauses (A), (B) and (C) have been satisfied and a Notice of Borrowing requesting a Eurodollar Rate Pro-Rata Advance has been given in accordance with Section 2.02 three Business Days prior to the relevant Payment Date, with the proceeds of a Eurodollar Rate Pro-Rata Advance.

(h) Nature of Fronting Banks’ Duties. In determining whether to honor any Drawing under any Letter of Credit issued by any Fronting Bank, such Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. Each Borrower otherwise assumes all risks of the acts and omissions of, or misuse of any Letters of Credit issued by any Fronting Bank for the account of such Borrower by, the Beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, but consistent with applicable law, no Fronting Bank shall be responsible, absent gross negligence or willful misconduct, (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of any drawing honored under a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or the proceeds thereof; (vi) for the misapplication by the Beneficiary of any such Letter of Credit or of the proceeds of any drawing honored under such Letter of Credit; and (vii) for any consequences arising from causes beyond the control of such Fronting Bank. None of the above shall affect, impair or prevent the vesting of any of such Fronting Bank’s rights or powers hereunder. Not in limitation of the foregoing, any action taken or omitted to be taken by any Fronting Bank under or in connection with any Letter of Credit shall not create against such Fronting Bank any liability to the Borrowers or any Lender, except for actions or omissions resulting from the gross negligence or willful misconduct of such Fronting Bank or any of its agents or representatives, and the Fronting Bank shall not be required to take any action that exposes the Fronting Bank to personal liability or that is contrary to this Agreement or applicable law.

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(i) Obligations of Borrowers Absolute. The obligation of each Borrower to reimburse each Fronting Bank for Drawings honored under the Letters of Credit issued for the account of such Borrower by such Fronting Bank shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right that any Borrower, any Account Party or any Affiliate of any Borrower or any Account Party may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such Beneficiary or transferee may be acting), such Fronting Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) any non-application or misapplication by the Beneficiary of the proceeds of any Drawing under a Letter of Credit; or

(vi) the fact that an Event of Default, or event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, shall have occurred and be continuing.

No payment made under this Section shall be deemed to be a waiver of any claim any Borrower may have against any Fronting Bank or any other Person.

(j) Participations by Lenders. By the issuance of a Letter of Credit and without any further action on the part of any Fronting Bank or any Lender in respect thereof, each Fronting Bank shall hereby be deemed to have granted to each Lender, and each Lender shall hereby be deemed to have acquired from such Fronting Bank, an undivided interest and participation in such Letter of Credit (including any letter of credit issued by such Fronting Bank in substitution or exchange for such Letter of Credit pursuant to the terms thereof) equal to such Lender’s Percentage of the Stated Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to such Fronting Bank, in accordance with this subsection (j), such Lender’s Percentage of each payment made by such Fronting Bank in respect of an unreimbursed Drawing under a Letter of Credit. Such Fronting Bank shall notify the Administrative Agent of the amount of such unreimbursed Drawing honored by it not later than (x) 12:00 noon (New York time) on the date of payment of a draft under a Letter of Credit, if such payment is made at or prior to 11:00 a.m. (New York time) on such day, and (y) the close of business (New York time) on the date of payment of a draft under a Letter of Credit, if such payment is made after 11:00 a.m. (New York time) on such day, and the Administrative Agent shall notify each Lender of the date and amount of such unreimbursed Drawing under such Letter of Credit honored by such Fronting Bank and the amount of such Lender’s Percentage therein no later than (1) 1:00 p.m. (New York time) on such day, if such payment is made at or prior to 11:00 a.m. (New York time) on such day, and (2) 11:00 a.m. (New York time) on the next following Business Day, if such payment is made after 11:00 a.m. (New York time) on such day. Not later than 2:00 p.m. (New York time) on the date of receipt of a notice of an unreimbursed Drawing by a Lender, such Lender agrees to pay to such Fronting Bank an amount equal to the product of (A) such Lender’s Percentage and (B) the amount of the payment made by such Fronting Bank in respect of such unreimbursed Drawing.

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If payment of the amount due pursuant to the preceding sentence from a Lender is received by such Fronting Bank after the close of business on the date it is due, such Lender agrees to pay to such Fronting Bank, in addition to (and along with) its payment of the amount due pursuant to the preceding sentence, interest on such amount at a rate per annum equal to (i) for the period from and including the date such payment is due to but excluding the second succeeding Business Day, the Federal Funds Rate, and (ii) for the period from and including the second Business Day succeeding the date such payment is due to but excluding the date on which such amount is paid in full, the Federal Funds Rate plus 2.00%.

(k) Obligations of Lenders Absolute. Each Lender acknowledges and agrees that (i) its obligation to acquire a participation in any Fronting Bank’s liability in respect of the Letters of Credit and (ii) its obligation to make the payments specified herein, and the right of each Fronting Bank to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstances whatsoever, including, without limitation, (A) the occurrence and continuance of any Event of Default or Unmatured Default; (B) any other breach or default by any Borrower, the Administrative Agent or any Lender hereunder; (C) any lack of validity or enforceability of any Letter of Credit or any Loan Document; (D) the existence of any claim, setoff, defense or other right that the Lender may have at any time against any Borrower, any other Account Party, any Beneficiary, any Fronting Bank or any other Lender; (E) the existence of any claim, setoff, defense or other right that any Borrower may have at any time against any Beneficiary, any Fronting Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement or any other documents contemplated hereby or any unrelated transactions; (F) any amendment or waiver of, or consent to any departure from, all or any of the Letters of Credit or this Agreement; (G) any statement or any document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (H) payment by any Fronting Bank under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit, so long as such payment is not the consequence of such Fronting Bank’s gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms thereof; (I) the occurrence of the Termination Date; or (J) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Nothing herein shall prevent the assertion by any Lender of a claim by separate suit or compulsory counterclaim, nor shall any payment made by a Lender under Section 2.04 hereof be deemed to be a waiver of any claim that a Lender may have against any Fronting Bank or any other Person.

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(l) Proceeds of Reimbursements. Upon receipt of a payment from a Borrower pursuant to subsection (f) hereof, the applicable Fronting Bank shall promptly transfer to each Lender such Lender’s pro rata share (determined in accordance with such Lender’s Percentage) of such payment based on such Lender’s pro rata share (determined as aforesaid) of amounts previously paid pursuant to subsection (j), above, and not previously transferred by such Fronting Bank pursuant to this subsection (l); provided, however, that if a Lender shall fail to pay to such Fronting Bank any amount required by subsection (j) above by the close of business on the Business Day following the date on which such payment was due from such Lender, and such Borrower shall not have reimbursed such Fronting Bank for such amount pursuant to subsection (f) hereof (such unreimbursed amount being hereinafter referred to as a “Transferred Amount”), such Fronting Bank shall be deemed to have purchased, on such following Business Day (a “Participation Transfer Date”) from such Lender (a “Defaulting Lender”), a participation in such Transferred Amount and shall be entitled, for the period from and including the Participation Transfer Date to the earlier of (i) the date on which such Borrower shall have reimbursed such Fronting Bank for such Transferred Amount and (ii) the date on which such Lender shall have reimbursed such Fronting Bank for such Transferred Amount (the “Participation Transfer Period”), to the rights, privileges and obligations of a “Lender” under this Agreement with respect to such Transferred Amount, and such Defaulting Lender shall not be deemed to be a Lender hereunder, and shall not have any rights or interests of a Lender hereunder, with respect to such Transferred Amount, and its Percentage shall be reduced accordingly with the amount by which such Percentage is reduced deemed held by such Fronting Bank during the Participation Transfer Period; and provided further, however, that if, at any time after the occurrence of a Participation Transfer Date with respect to any Lender and prior to the reimbursement by such Lender of such Fronting Bank with respect to the related Transferred Amount pursuant to subsection (j) above, such Fronting Bank shall receive any payment from such Borrower pursuant to subsection (f) hereof, such Fronting Bank shall not be obligated to pay any amounts to such Lender, and such Fronting Bank shall retain such amounts (including, without limitation, interest payments due from such Borrower pursuant to subsection (f) hereof) for its own account as a Lender, provided that all such amounts shall be applied in satisfaction of the unpaid amounts (including, without limitation, interest payments due from such Lender pursuant to subsection (j), above) due from such Lender with respect to such Transferred Amount.

If at any time after the occurrence of a Participation Transfer Date with respect to any Lender, the Administrative Agent shall receive any payment from any Borrower for the account of such Lender pursuant to this Agreement, if at the time of receipt of such amounts by the Administrative Agent such Lender shall not have reimbursed the applicable Fronting Bank with respect to the related Transferred Amount pursuant to subsection (j) above, the Administrative Agent shall not pay any such amounts to such Lender but shall pay all such amounts to such Fronting Bank, and such Fronting Bank shall retain such amounts for its own account as a Lender and apply such amounts in satisfaction of the unpaid amounts (including, without limitation, interest payments due from such Lender pursuant to subsection (j) above) due from such Lender with respect to such Transferred Amount.

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All payments due to the Lenders from any Fronting Bank pursuant to this subsection (l) shall be made to the Lenders if, as, and, to the extent possible, when such Fronting Bank receives payments in respect of Drawings under the Letters of Credit pursuant to subsection (f) hereof, and in the same funds in which such amounts are received; provided that if any Lender to which such Fronting Bank is required to transfer any such payment (or any portion thereof) pursuant to this subsection (l) does not receive such payment (or portion thereof) prior to (i) the close of business on the Business Day on which such Fronting Bank received such payment from such Borrower, if such Fronting Bank received such payment prior to 1:00 p.m. (New York time) on such day, or (ii) 1:00 p.m. (New York time) on the Business Day next succeeding the Business Day on which such Fronting Bank received such payment from the Borrower, if such Fronting Bank received such payment after 1:00 p.m. (New York time) on such day, such Fronting Bank agrees to pay to such Lender, along with its payment of the portion of such payment due to such Lender, interest on such amount at a rate per annum equal to (A) for the period from and including the Business Day when such payment was required to be made to the Lenders to but excluding the second succeeding Business Day, the Federal Funds Rate and (B) for the period from and including the second Business Day succeeding the Business Day when such payment was required to be made to the Lenders to but excluding the date on which such amount is paid in full, the Federal Funds Rate plus 2.00%. The provisions of this subsection (l) shall not affect or impair any of the obligations under this Agreement of any Defaulting Lender to any Fronting Bank, all of which shall remain unaffected by any default in payment by any Fronting Bank to such Defaulting Lender.

(m) Concerning the Fronting Banks. Each Fronting Bank will exercise and give the same care and attention to the Letters of Credit issued by it as it gives to its other letters of credit and similar obligations, and each Lender agrees that each Fronting Bank’s sole liability to each Lender shall be (i) to distribute promptly, as and when received by such Fronting Bank, and in accordance with the provisions of subsection (l) above, such Lender’s pro rata share (determined in accordance with such Lender’s Percentage) of any payments to such Fronting Bank by the Borrowers pursuant to subsection (f) above in respect of Drawings under the Letters of Credit issued by such Fronting Bank, (ii) to exercise or refrain from exercising any right or to take or to refrain from taking any action under this Agreement or any Letter of Credit issued by such Fronting Bank as may be directed in writing by the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or the Administrative Agent acting at the direction and on behalf of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders), except to the extent required by the terms hereof or thereof or by applicable law, and (iii) as otherwise expressly set forth in this Section 2.04. No Fronting Bank shall be liable for any action taken or omitted at the request or with approval of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or of the Administrative Agent acting on behalf of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or for the nonperformance of the obligations of any other party under this Agreement, any Letter of Credit or any other document contemplated hereby or thereby. Without in any way limiting any of the foregoing, each Fronting Bank may rely upon the advice of counsel concerning legal matters and upon any written communication or any telephone conversation that it believes to be genuine or to have been signed, sent or made by the proper Person and shall not be required to make any inquiry concerning the performance by any Borrower, any Beneficiary or any other Person of any of their respective obligations and liabilities under or in respect of this Agreement, any Letter of Credit or any other documents contemplated hereby or thereby. No Fronting Bank shall have any obligation to make any claim, or assert any Lien, upon any property held by such Fronting Bank or assert any offset thereagainst in satisfaction of all or any part of the obligations of the Borrowers hereunder; provided that each Fronting Bank shall, if so directed by the Majority Lenders or the Administrative Agent acting on behalf of and with the consent of the Majority Lenders, have an obligation to make a claim, or assert a Lien, upon property held by such Fronting Bank in connection with this Agreement, or assert an offset thereagainst.

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Each Fronting Bank may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of banking or trust business with the Borrowers or any of their Affiliates, or any other Person, and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if it were not a Fronting Bank hereunder.

Each Fronting Bank makes no representation or warranty and shall have no responsibility with respect to: (i) the genuineness, legality, validity, binding effect or enforceability of this Agreement or any other documents contemplated hereby; (ii) the truthfulness, accuracy or performance of any of the representations, warranties or agreements contained in this Agreement or any other documents contemplated hereby; (iii) the collectibility of any amounts due under this Agreement; (iv) the financial condition of the Borrowers or any other Person; or (v) any act or omission of any Beneficiary with respect to its use of any Letter of Credit or the proceeds of any Drawing under any Letter of Credit.

(n) Indemnification of Fronting Banks by Lenders. To the extent that any Fronting Bank is not reimbursed and indemnified by the Borrowers under Section 8.05 hereof, each Lender agrees to reimburse and indemnify such Fronting Bank on demand, pro rata in accordance with such Lender’s Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Fronting Bank, in any way relating to or arising out of this Agreement, any Letter of Credit or any other document contemplated hereby or thereby, or any action taken or omitted by such Fronting Bank under or in connection with this Agreement, any Letter of Credit or any other document contemplated hereby or thereby; provided, however, that such Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Fronting Bank’s gross negligence or willful misconduct; and provided further, however, that such Lender shall not be liable to such Fronting Bank or any other Lender for the failure of any Borrower to reimburse such Fronting Bank for any drawing made under a Letter of Credit issued for the account of such Borrower with respect to which such Lender has paid such Fronting Bank such Lender’s pro rata share (determined in accordance with such Lender’s Percentage), or for such Borrower’s failure to pay interest thereon. Each Lender’s obligations under this subsection (n) shall survive the payment in full of all amounts payable by such Lender under subsection (j) above, and the termination of this Agreement and the Letters of Credit. Nothing in this subsection (n) is intended to limit any Lender’s reimbursement obligation contained in subsection (j) above.

(o) Representations of Lenders. As between any Fronting Bank and the Lenders, by its execution and delivery of this Agreement each Lender hereby represents and warrants solely to such Fronting Bank that (i) it is duly organized and validly existing in good standing under the laws of the jurisdiction of its formation, and has full corporate power, authority and legal right to execute, deliver and perform its obligations to such Fronting Bank under this Agreement; and (ii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bank organization, moratorium, conservatorship or other laws now or hereafter in effect affecting the enforcement of creditors rights in general and the rights of creditors of banks, and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

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(p) The Letters of Credit listed in Schedule 2.04(p) shall be deemed “Letters of Credit” upon fulfillment of their conditions precedent listed in Section 3.01.

(q) Successor Fronting Bank. Any Fronting Bank may resign at any time by giving written notice thereof to the Lenders, the Fronting Banks and the Borrowers, as long as such Fronting Bank has no Letters of Credit outstanding under this Agreement. Upon such resignation, the Borrowers may designate one or more Lenders as Fronting Banks to replace the retiring Fronting Bank.

SECTION 2.05. Fees.

(a) FE agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the amount of such Lender’s Commitment (whether used or unused) from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender, payable on the last day of each March, June, September and December during such period, and on such Termination Date, at the rate per annum set forth below determined by reference to the Reference Ratings of FE from time to time in effect:

BASIS FOR PRICING	LEVEL 1 Reference Ratings at least A- by S&P or A3 by Moody’s.	LEVEL 2 Reference Ratings lower than Level 1 but at least BBB+ by S&P or Baa1 by Moody’s.	LEVEL 3 Reference Ratings of lower than Level 2 but at least BBB by S&P or Baa2 by Moody’s.	LEVEL 4 Reference Ratings lower than Level 3 but at least BBB- by S&P and Baa3 by Moody’s.	LEVEL 5 Reference Ratings lower than Level 3 but at least BBB- by S&P or Baa3 by Moody’s.	LEVEL 6 Reference Ratings lower than Level 4 but at least BB+ by S&P or Ba1 by Moody’s.	LEVEL 7 Reference Ratings lower than BB+ by S&P and Ba1 by Moody’s or no Reference Ratings exist.
Facility Fee	0.080%	0.100%	0.125%	0.150%	0.175%	0.200%	0.300%

For purposes of the foregoing, if (i) there is a difference of one level in Reference Ratings of S&P and Moody’s and the higher of such Reference Ratings falls in Level 1, Level 2, Level 3, Level 5 or Level 6 then the higher Reference Rating will be used to determine the Facility Fee, and (ii) there is a difference of more than one level in Reference Ratings of S&P and Moody’s, the Reference Rating that is one level above the lower of such Reference Ratings will be used to determine the Facility Fee, unless the lower of such Reference Ratings falls in Level 7, in which case the lower of such Reference Ratings will be used to determine the Facility Fee. If there exists only one Reference Rating, such Reference Rating will be used to determine the Facility Fee.

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(b) FE agrees to pay the Administrative Agent, for its own account, certain fees in such amounts and payable on such terms as set forth in the Fee Letter.

(c) Each Borrower shall pay to the Administrative Agent, for the account of the Lenders, a fee in an amount equal to the then Applicable Margin for Eurodollar Rate Advances multiplied by the Stated Amount of each Letter of Credit issued for the account of such Borrower, in each case for the number of days that such Letter of Credit is issued but undrawn, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date.

(d) FE agrees to pay to each Fronting Bank, for its own account, certain fees in such amounts and payable on such terms as set forth in the Fronting Bank Fee Letter to which such Fronting Bank is a party.

SECTION 2.06. Adjustment of the Commitments; Borrower Submits.

(a) The Borrowers shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or, upon same day notice, from time to time to permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof; provided, further, that the Commitments may not be reduced to an amount that is less than the aggregate Stated Amount of outstanding Letters of Credit. Subject to the foregoing, any reduction of the Commitments to an amount below $2,000,000,000 shall result in a reduction of the L/C Commitment Amount to the extent of such deficit. Each such notice of termination or reduction shall be irrevocable; provided, further, that, if, after giving effect to any reduction of the Commitments, the Swing Line Sublimit or any Borrower Sublimit exceeds the amount of the aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess.

(b) Commitment Increase. i) On any date on or prior to the Termination Date, the Borrowers may increase the aggregate amount of the Commitments by an amount not less than $5,000,000 and to an amount not more than $2,500,000,000 (any such increase, a “Commitment Increase”) by designating one or more of the existing Lenders or one or more Affiliates thereof (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees reasonably acceptable to the Administrative Agent, the Fronting Banks and the Swing Line Lenders that at the time agree, in the case of any such Eligible Assignee that is an existing Lender, to increase its Commitment (an “Increasing Lender”) and, in the case of any other Eligible Assignee or an Affiliate of a Lender (an “Additional Lender”), to become a party to this Agreement. The sum of the increases in the Commitments of the Increasing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not exceed the amount of the Commitment Increase. The Borrowers shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.06(b) to the Administrative Agent, which shall promptly provide a copy of such notice to the Lenders and the Fronting Banks.

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(ii) Any Commitment Increase shall become effective upon (A) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by each Borrower, each Increasing Lender and each Additional Lender, setting forth the new Commitment of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, (B) the funding by each Lender of the Advance(s) to be made by each such Lender described in paragraph (iii) below and (C) receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of each Borrower stating that both before and after giving effect to such Commitment Increase (1) no Event of Default has occurred and is continuing and (2) all representations and warranties made by such Borrower in this Agreement are true and correct in all material respects.

(iii) Upon the effective date of any Commitment Increase, the Borrowers shall prepay the outstanding Pro-Rata Advances (if any) in full, and shall simultaneously make new Pro-Rata Advances hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Pro-Rata Advances are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase). Prepayments made under this paragraph (iii) shall not be subject to the notice requirements of Section 2.12.

(iv) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase and the making of any Pro-Rata Advances on such date pursuant to paragraph (iii) above, all calculations and payments of the facility fees, Letter of Credit fees and interest on the Advances shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

(c) Borrower Sublimit Increase. FES and ATSI may increase their Borrower Sublimits up to $250,000,000 and $100,000,000, respectively, by delivering a notice to the Administrative Agent requesting such increase, subject to the condition that either (i) such Borrower requesting the increase in its Borrower Sublimit has Reference Ratings of at least BBB- by S&P and Baa3 by Moody’s or (ii) FE unconditionally guarantees the amounts payable by such Borrower hereunder by delivering to the Administrative Agent a duly completed Guaranty executed by FE.

SECTION 2.07. Repayment of Advances.

Each Borrower agrees to repay the principal amount of each Advance made by each Lender to such Borrower no later than the earlier of (i) 364 days after the date such Advance is made (or in the case of a Swing Line Advance, 10 days after the date such Swing Line Advance is made) and (ii) the latest Termination Date of all the Lenders.

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SECTION 2.08. Interest on Advances.

Each Borrower agrees to pay interest on the unpaid principal amount of each Advance made by each Lender to such Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Alternate Base Rate Pro-Rata Advances. If such Advance is an Alternate Base Pro-Rata Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the Applicable Margin for such Alternate Base Rate Pro-Rata Advance in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December, on the Termination Date and on the date such Alternate Base Rate Pro-Rata Advance shall be Converted or be paid in full and as provided in Section 2.12;

(b) Eurodollar Rate Pro-Rata Advances. If such Advance is a Eurodollar Rate Pro-Rata Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Eurodollar Rate Pro-Rata Advance in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Pro-Rata Advance (and, in the case of any Interest Period of six months, on the last day of the third month of such Interest Period), on the Termination Date and on the date such Eurodollar Rate Pro-Rata Advance shall be Converted or be paid in full and as provided in Section 2.12;

(c) Alternate Base Rate Swing Line Advances. If such Advance is an Alternate Base Rate Swing Line Advance, a rate per annum equal to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin for such Alternate Base Rate Swing Line Advance payable on the date such Alternate Base Rate Swing Line Advance is paid in full and as provided in Section 2.12;

(d) Eurodollar Rate Swing Line Advances. If such Advance is a Eurodollar Rate Swing Line Advance, a rate per annum equal to the sum of the Eurodollar Rate (if the Eurodollar Rate is available) in effect from time to time plus the Applicable Margin for such Eurodollar Rate Swing Line Advance, payable on the last day of the Interest Period of such Swing Line Advance;

(e) Cost of Funds Swing Line Advances. If such Advance is a Cost of Funds Swing Line Advance, a rate per annum equal to the sum of the applicable Swing Line Lender’s cost of funds as determined by such Swing Line Lender in its sole discretion with reference to its funding sources on the date such Swing Line Advance is made for a term equal to the Interest Period for such Swing Line Advance plus the Applicable Margin for a corresponding Eurodollar Rate Swing Line Advance, payable on the last day of the Interest Period of such Swing Line Advance;

provided, however, that if and for so long as an Event of Default shall have occurred and be continuing the unpaid principal amount of each Advance shall (to the fullest extent permitted by law) bear interest until paid in full at a rate per annum equal at all times to a rate equal to 2% above the rate then applicable to such Advance or, if higher, the Alternate Base Rate plus 2% per annum, payable upon demand.

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SECTION 2.09. Additional Interest on Advances.

Each Borrower agrees to pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance made by such Lender to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided, that no Lender shall be entitled to demand additional interest under this Section 2.09 more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application by the Board of Governors of the Federal Reserve System of any regulation described above if such demand is made within 90 days after the implementation of such retroactive regulation. Such additional interest shall be determined by such Lender and notified to the applicable Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a), (b) or (c).

(b) If, with respect to any Eurodollar Rate Pro-Rata Advances, the Majority Lenders notify the Administrative Agent that (i) dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advances, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate or (iii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making or funding their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon

(i) each Eurodollar Rate Pro-Rata Advance will automatically, on the last day of the then existing Interest Period, therefor, Convert into an Alternate Base Rate Pro-Rata Advance, and

(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

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SECTION 2.11. Conversion of Advances.

(a) Voluntary. Any Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Pro-Rata Advances, and on the date of any proposed Conversion into Alternate Base Rate Pro-Rata Advances, and subject to the provisions of Sections 2.10 and 2.11, Convert all Pro-Rata Advances of one Type made to such Borrower in connection with the same Borrowing into Pro-Rata Advances of another Type or Types or Pro-Rata Advances of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Pro-Rata Advances into Pro-Rata Advances of another Type or Pro-Rata Advances of the same Type having the same or new Interest Periods, shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Pro-Rata Advances, unless the applicable Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such Conversion. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Pro-Rata Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Eurodollar Rate Pro-Rata Advances, the duration of the Interest Period for each such Pro-Rata Advance.

(b) Mandatory. If any Borrower shall fail to select the Type of any Pro-Rata Advance or the duration of any Interest Period for any Borrowing comprising Eurodollar Rate Pro-Rata Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.11(a), or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Pro-Rata Advances upon Conversion shall not occur as a result of the circumstances described in paragraph (c) below, the Administrative Agent will forthwith so notify such Borrower and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Alternate Base Rate Pro-Rata Advances.

(c) Failure to Convert. Each notice of Conversion given by any Borrower pursuant to subsection (a) above shall be irrevocable and binding on such Borrower. In the case of any Borrowing that is to comprise Eurodollar Rate Pro-Rata Advances upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Pro-Rata Advances upon such Conversion, when such Conversion, as a result of such failure, does not occur. Each Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing by such Borrower to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.

SECTION 2.12. Prepayments.

(a) Optional. Any Borrower may at any time prepay the outstanding principal amounts of the Advances made to such Borrower as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon notice thereof given to the Administrative Agent by such Borrower not later than 11:00 a.m. (New York time) (i) on the date of any such prepayment in the case of Alternate Base Rate Advances and (ii) on the second Business Day prior to any such prepayment in the case of Eurodollar Rate Advances; provided, however, that (x) each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than $5,000,000 with respect to Pro-Rata Borrowings and $1,000,000 with respect to Swing Line Borrowings and (y) in the case of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such prepayment.

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(b) Mandatory. (i) If and to the extent that the Outstanding Credits on any date hereunder shall exceed the aggregate amount of the Commitments hereunder on such date, each Borrower agrees to (A) prepay on such date a principal amount of Advances and/or (B) pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to all or a portion of the amount available for drawing under the Letters of Credit outstanding at such time, which prepayment under clause (A) and payment under clause (B) shall, when taken together result in the amount of Outstanding Credits minus the amount paid to the Administrative Agent pursuant to clause (B) being less than or equal to the aggregate amount of the Commitments hereunder on such date.

(ii) If at any time the Outstanding Credits with respect to a Borrower on any date hereunder shall exceed the Borrower Sublimit for such Borrower, such Borrower agrees to (A) prepay on such date Advances in a principal amount equal to such excess and/or (B) pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to all or a portion of the amount available for drawing under the Letters of Credit outstanding to such Borrower at such time, which prepayment under clause (A) and payment under clause (B) shall, when taken together, result in the amount of Outstanding Credits minus the amount paid to the Administrative Agent pursuant to clause (B) being less than or equal to the aggregate amount of the applicable Borrower Sublimit hereunder on such date.

(iii) If at any time the aggregate principal amount of the Swing Line Advances exceeds the Swing Line Sublimit, each Borrower agrees to prepay the Swing Line Advances outstanding to such Borrower in a principal amount equal to such Borrower’s pro-rata amount of such excess, determined on the basis of the percentage of the aggregate principal amount of Swing Line Advances outstanding to such Borrower.

(iv) If at any time either ATSI or FES shall have Outstanding Credits and shall fail to have Reference Ratings of at least BBB- by S&P and Baa3 by Moody’s, and FE shall fail to deliver to the Administrative Agent a Guaranty executed by FE, such Borrower agrees (A) to prepay to the Administrative Agent the principal amount of all Advances outstanding to such Borrower and (B) to pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to all of the amount available for drawing under the Letters of Credit outstanding to such Borrower at such time.

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Any prepayment of Advances shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and, in the case of any such prepayment of Eurodollar Rate Advances, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such prepayment.

SECTION 2.13. Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation, in each case, after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or any increase in the cost to any Fronting Bank or any Lender of issuing, maintaining or participating in Letters of Credit, then each Borrower shall from time to time, upon demand by such Lender or such Fronting Bank (as the case may be) (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such Fronting Bank (as the case may be) additional amounts sufficient to compensate such Lender or such Fronting Bank (as the case may be) for such increased cost. A certificate as to the amount of such increased cost and the basis therefor, submitted to each Borrower and the Administrative Agent by such Lender or such Fronting Bank (as the case may be), shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or any Fronting Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), issued, promulgated or made (as the case may be) after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or such Fronting Bank (as the case may be) or any corporation controlling such Lender or such Fronting Bank (as the case may be) and that the amount of such capital is increased by or based upon the existence of (i) such Lender’s commitment to lend or participate in Letters of Credit hereunder and other commitments of this type or (ii) the Advances made by such Lender or (iii) the participations in Letters of Credit acquired by such Lender or (iv) in the case of any Fronting Bank, such Fronting Bank’s commitment to issue, maintain and honor drawings under Letters of Credit hereunder, or (v) the honoring of Letters of Credit by any Fronting Bank hereunder, then, upon demand by such Lender or such Fronting Bank (as the case may be) (with a copy of such demand to the Administrative Agent), each Borrower shall immediately pay to the Administrative Agent for the account of such Lender or such Fronting Bank (as the case may be), from time to time as specified by such Lender or such Fronting Bank (as the case may be), additional amounts sufficient to compensate such Lender, such Fronting Bank or such corporation in the light of such circumstances, to the extent that such Lender or such Fronting Bank (as the case may be) determines such increase in capital to be allocable to (i) in the case of such Lender, the existence of such Lender’s commitment to lend hereunder or the Advances made by such Lender or (ii)  the participations in Letters of Credit acquired by such Lender or (iii) in the case of any Fronting Bank, such Fronting Bank’s Commitment to issue, maintain and honor drawings under Letters of Credit hereunder, or (iv) the honoring of Letters of Credit by any Fronting Bank hereunder. A certificate as to such amounts submitted to each Borrower and the Administrative Agent by such Lender or such Fronting Bank (as the case may be) shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

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(c) Each Borrower shall be liable for its pro rata share of each payment to be made by the Borrowers under subsections (a) and (b) of this Section 2.13, determined on the basis of such Borrower’s Fraction; provided, however, that if and to the extent that any such liabilities are reasonably determined by the Borrowers (subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld) to be directly attributable to Advances made to a specific Borrower, then only such Borrower shall be liable for such payments.

SECTION 2.14. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrowers shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless (A) the Borrowers, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Pro-Rata Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.11 (in which case all Eurodollar Rate Swing Line Advances must still be repaid pursuant to this Section 2.14) or (B) the Administrative Agent notifies the Borrowers that the circumstances causing such prepayment no longer exist. Any Lender that becomes aware of circumstances that would permit such Lender to notify the Administrative Agent of any illegality under this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15. Payments and Computations.

(a) Each Borrower shall make each payment hereunder and under any Note not later than 12:00 noon (New York time) on the day when due in U.S. dollars to the Administrative Agent or, with respect to payments made in respect of Reimbursement Obligations, to the applicable Fronting Bank, at its address referred to in Section 8.02 in same day funds, without set-off, counterclaim or defense and any such payment to the Administrative Agent or any Fronting Bank (as the case may be) shall constitute payment by such Borrower hereunder or under any Note, as the case may be, for all purposes, and upon such payment the Lenders shall look solely to the Administrative Agent or such Fronting Bank (as the case may be) for their respective interests in such payment. The Administrative Agent or such Fronting Bank (as the case may be) will promptly after any such payment cause to be distributed like funds relating to the payment of principal or interest or facility fees or Reimbursement Obligations ratably (other than amounts payable pursuant to Section 2.02(c), 2.05, 2.09, 2.11(c), 2.13, 2.16 or 8.05(b)) (according to the Lenders’ respective Commitments) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent and each Fronting Bank shall make all payments hereunder and under any Note in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

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(b) Each Borrower hereby authorizes each Lender and each Fronting Bank, if and to the extent payment owed to such Lender or such Fronting Bank (as the case may be) is not made by such Borrower to the Administrative Agent or such Fronting Bank (as the case may be) when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts (other than any payroll account maintained by such Borrower with such Lender or such Fronting Bank (as the case may be) if and to the extent that such Lender or such Fronting Bank (as the case may be) shall have expressly waived its set-off rights in writing in respect of such payroll account) with such Lender or such Fronting Bank (as the case may be) any amount so due.

(c) All computations of interest based on the Alternate Base Rate (based upon Citibank’s base rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of facility fees and of interest based on the Alternate Base Rate (based upon the Federal Funds Rate), the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.09 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such facility fees or interest are payable. Each determination by the Administrative Agent (or, in the case of Section 2.09, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that each Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that a Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

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(f) Except as provided otherwise in Section 2.08, any amount payable by a Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the Alternate Base Rate plus 2% per annum, payable upon demand.

(g) To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, any Fronting Bank or any Lender, or the Administrative Agent, any Fronting Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Fronting Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise (a “Returned Payment”), then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and each Fronting Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Fronting Banks under clause (ii) of the preceding sentence shall survive the payment in full of any amounts hereunder and the termination of this Agreement.

SECTION 2.16. Taxes.

(a) Any and all payments by each Borrower hereunder and under any Note shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Fronting Bank and the Administrative Agent, such taxes, levies, imposts, deductions and charges in the nature of franchise taxes or taxes measured by the gross receipts or net income of any Lender, any Fronting Bank or the Administrative Agent by any jurisdiction in which such Lender, such Fronting Bank or the Administrative Agent (as the case may be) is organized, located or conducts business or any political subdivision thereof and, in the case of each Lender, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as “Taxes”). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, any Fronting Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender, such Fronting Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) FE shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

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(b) In addition, FE agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Letter of Credit or any Note (herein referred to as “Other Taxes”).

(c) FE agrees to indemnify each Lender, each Fronting Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, such Fronting Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such Fronting Bank or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Prior to the date of the initial Borrowing in the case of each Bank, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested by a Borrower or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent, each Fronting Bank, each Swing Line Lender and such Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any Note. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall promptly notify the Administrative Agent, each Fronting Bank, each Swing Line Lender and each Borrower in writing to that effect. Unless the Borrowers, the Fronting Banks, the Swing Line Lenders and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, each Borrower, each Fronting Bank or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

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(f) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder and under any Note.

SECTION 2.17. Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it or participations in Letters of Credit acquired by it (other than pursuant to Section 2.02(c), 2.09, 2.11(c), 2.13, 2.16 or 8.05(b)) in excess of its ratable share of payments on account of the Advances or Letters of Credit (as the case may be) obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them or participations in Letters of Credit acquired by them (as the case may be) as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.18. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Borrower thereof, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from such Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay such obligations in accordance with their terms.

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(d) Any Lender may request that its Advances be evidenced by a Note. In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.08) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.08, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Borrowings once again be evidenced as described in subsections (a) and (b) above.

SECTION 2.19. Extension of Termination Date.

(a) So long as no Event of Default or Unmatured Default has occurred and is continuing, the Borrowers may, no earlier than 90 days prior to the first anniversary of the date hereof but no later than 90 days prior to the fourth anniversary of the date hereof, by delivering a written request (the date of delivery of the written request described below being the “Extension Notice Date”) to the Administrative Agent (such request being irrevocable), request that each Lender extend for one year the Termination Date with respect to such Lender’s Commitment. The Administrative Agent shall, upon its receipt of such request, promptly notify each Lender thereof, and request that each Lender promptly advise the Administrative Agent of its approval or rejection of such request. The Borrowers may exercise their right to request an extension of the Termination Date under this Section 2.19 only once.

(b) Upon receipt of such notification from the Administrative Agent, each Lender may (but shall not be required to), in its sole and absolute discretion, agree to extend the Termination Date with respect to its Commitment and any of its Outstanding Credits for a period of one year, and shall (should it determine to do so), no earlier than 60 days but in any event no later than 70 days immediately following the Extension Notice Date, notify the Administrative Agent in writing of its consent to such request. If any Lender shall not so notify the Administrative Agent, such Lender shall be deemed not to have agreed to such request. The Administrative Agent shall thereupon notify the Borrowers no later than 75 days following the Extension Notice Date as to the Lenders, if any, that have consented to such request. Notwithstanding the foregoing, no Advance shall be outstanding longer than 364 days.

(c) If Lenders holding Commitments aggregating more than 66-2/3% of the Commitments then in effect agree to such request, the Commitment of each Lender that agreed to such request shall be extended for a period of one year, commencing on the then-scheduled Termination Date; subject, however, to the condition precedent that, on or prior to the date of such extension, the Administrative Agent shall have received the following, each dated such date and in form and substance satisfactory to the Administrative Agent: (i) a certificate of a duly authorized officer of each Borrower to the effect that as of the date of extension of the Termination Date (A) no event has occurred and is continuing, or would result from the extension of the Termination Date, that constitutes an Event of Default or would, with the giving of notice or the lapse of time, or both, constitute an Event of Default and (B) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of extension of the Termination Date, before and after giving effect to such extension, as though made on and as of such date, (ii) certified copies of the resolutions of the Board of Directors of each Borrower authorizing such extension and the performance of this Agreement on and after the date of extension of the Termination Date, and of all documents evidencing other necessary corporate action and governmental and regulatory approvals with respect to this Agreement and such extension of the Termination Date and (iii) an opinion of counsel to the Borrowers, as to such matters related to the foregoing as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request. Subject to subsection (d) below, the Commitment of any Lender electing not to extend (or failing to notify the Administrative Agent in writing of its consent to extend) the Termination Date shall automatically terminate on the then-scheduled Termination Date (without regard to any extension by any other Lender).

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(d) In the event that any Lender (a “Nonconsenting Lender”) shall not agree (or shall be deemed not to have agreed) to an extension request of the Borrowers made pursuant to subsection (a) above, the Borrowers will have the right to substitute other financial institutions reasonably acceptable to the Administrative Agent, the Swing Line Lenders and the Fronting Banks for any Nonconsenting Lender (provided that the other Lenders shall have the right to increase their Commitments ratably according to the amount of their Commitments relative to the other Commitments that are to be extended up to the amount of the Commitment of such Nonconsenting Lender before the Borrowers shall be permitted to substitute any other financial institution for such Nonconsenting Lender) by causing any Nonconsenting Lender to assign its Commitment pursuant to Section 8.08 hereof, provided, however, that the parties to any such assignment shall not be required to pay the processing and recordation fee otherwise payable under Section 8.08(a)(iv), and provided, further that such Nonconsenting Lender shall, prior to the effectiveness of any such assignment, be paid in full all amounts due to it hereunder.

(e) Upon the extension of the Termination Date in accordance with this Section 2.19, the Administrative Agent shall deliver to each Lender a revised Schedule I setting forth the Commitment of each Lender after giving effect to such extension of the Termination Date for each Lender, and such Schedule I shall replace the Schedule I in effect before the extension of the then applicable Termination Date.

(f) In the event that any Lender shall not have consented to a request made by the Borrowers under this Section 2.19 to extend the Termination Date, then, on the date of any termination of such Lender’s Commitment pursuant to this Section 2.19, the Borrowers shall pay or prepay to such Lender the aggregate outstanding principal amount of all Advances of such Lender and an amount equal to the aggregate Stated Amount of all issued but undrawn Letters of Credit issued by such Lender with respect to such termination of its Commitment, together with accrued interest to the date of such prepayment on the principal amount prepaid and all other fees and other amounts due and payable to such Lender hereunder. In the case of any such prepayment of a Eurodollar Rate Advance, the Borrowers shall be obligated to reimburse each such Lender in respect thereof pursuant to Section 8.05(b).

SECTION 2.20. Several Obligations.

Each Borrower’s obligations hereunder are several and not joint. Any action taken by or on behalf of the Borrowers shall not result in one Borrower being held responsible for the actions, debts or liabilities of the other Borrowers. Nothing contained herein shall be interpreted as requiring the Borrowers to effect Borrowings jointly.

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ARTICLE III
CONDITIONS OF LENDING AND ISSUING LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit.

The obligation of each Lender to make its initial Advance to any Borrower, and the obligation of each Fronting Bank to issue its initial Letter of Credit, are subject to the conditions precedent that on or before the date of any such Extension of Credit:

(a) The Administrative Agent shall have received the following, each dated the same date (except for the financial statements referred to in paragraph (iv)), in form and substance satisfactory to the Administrative Agent and (except for any Note) with one copy for each Fronting Bank and each Lender:

(i) All Notes requested by any Lender pursuant to Section 2.18(d), duly completed and executed by each Borrower and payable to the order of such Lender;

(ii) Certified copies of the resolutions of the Board of Directors of each Borrower approving this Agreement and the other Loan Documents to which it is, or is to be, a party and of all documents evidencing any other necessary corporate action with respect to this Agreement and such Loan Documents;

(iii) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying (A) the names and true signatures of the officers of such Borrower authorized to sign each Loan Document to which such Borrower is, or is to become, a party and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Organizational Documents of such Borrower, in each case as in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (including such Borrower’s Approval, as applicable) required for the due execution, delivery and performance by such Borrower of this Agreement and each other Loan Document to which such Borrower is, or is to become, a party;

(iv) Copies of the consolidated balance sheets of each Borrower and its Subsidiaries (other than FES and ATSI, the financial statements of which are consolidated into the balance sheets of FE) as of December 31, 2004, and the related consolidated statements of income, retained earnings and cash flows of such Borrower and its Subsidiaries (other than FES and ATSI, the statements of income, retained earnings and cash flows of which are consolidated into the financial statements of FE) for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, and the unaudited consolidated balance sheets of such Borrower and its Subsidiaries (other than FES and ATSI, the balance sheets of which are consolidated into the balance sheets of FE) as of March 31, 2005 and related consolidated statements of income, retained earnings and cash flows of such Borrower and its Subsidiaries for the three-month period then ended, in all cases as amended and restated to the date of delivery;

(v) An opinion of Gary D. Benz, Esq., counsel for the Borrowers, substantially in the form of Exhibit G hereto;

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(vi) An opinion of Akin Gump Strauss Hauer & Feld LLP, special counsel for the Borrowers, in substantially the form of Exhibit H hereto;

(vii) A favorable opinion of King & Spalding LLP, special New York counsel for the Administrative Agent, substantially in the form of Exhibit I hereto; and

(viii) Such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent, any Fronting Bank, any Swing Line Lender or any other Lender may reasonably request, all in form and substance satisfactory to the Administrative Agent, such Fronting Bank, such Swing Line Lender or such other Lender (as the case may be).

(b) The Borrowers and each Fronting Bank shall have entered into an agreement, in form and substance satisfactory to such Fronting Bank, concerning fees payable by the Borrower to such Fronting Bank for its own account (the “Fronting Bank Fee Letters”).

(c) The Borrowers shall have paid all of the fees payable in accordance with the Fee Letter, and the Borrowers shall have paid all the fees payable in accordance with the Fronting Bank Fee Letters.

(d) All amounts outstanding under the Existing Credit Agreements, whether for principal, interest, fees or otherwise, shall have been paid in full, and all commitments to lend thereunder shall have been terminated.

(e) The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

SECTION 3.02. Conditions Precedent to Each Extension of Credit.

The obligation of each Lender to make an Advance to any Borrower as part of any Borrowing (including the initial Borrowing) that would increase the aggregate principal amount of Advances outstanding hereunder, and the obligation of each Fronting Bank to issue, amend, extend or renew a Letter of Credit (including the initial Letter of Credit for the account of such Borrower), shall be subject to the further conditions precedent that on the date of such Extension of Credit:

(i) The following statements shall be true (and each of the giving of the applicable Notice of Pro-Rata Borrowing, Notice of Swing Line Borrowing or Letter of Credit Request and the acceptance by such Borrower of the proceeds of such Borrowing or the acceptance of a Letter of Credit by the Beneficiary thereof, as the case may be, shall constitute a representation and warranty by such Borrower that on the date of such Extension of Credit such statements are true):

(A) The representations and warranties of such Borrower contained in Section 4.01 (other than subsections (f) and (g) thereof with respect to any Extension of Credit following the initial Extension of Credit) hereof are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date;

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(B) No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes an Event of Default with respect to such Borrower (and if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower hereunder, with respect to FE) or would constitute an Event of Default with respect to such Borrower (and if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower hereunder, with respect to FE) but for the requirement that notice be given or time elapse or both; and

(C) Immediately following such Extension of Credit, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment, (3) the aggregate principal amount of Advances outstanding for such Borrower shall not exceed amounts authorized under such Borrower’s Approval or Supplemental Approval, as the case may be, (4) the Outstanding Credits for the account of any Borrower shall not exceed the Borrower Sublimit for such Borrower, (5) the aggregate principal amount of the Swing Line Advances outstanding shall not exceed the Swing Line Sublimit, and (6) if such Extension of Credit is the issuance of a Letter of Credit, the Stated Amount thereof, when aggregated with (x) the Stated Amount of each other Letter of Credit that is outstanding or with respect to which a Letter of Credit Request has been received and (y) the outstanding Reimbursement Obligations, shall not exceed the L/C Commitment Amount;

(ii) In the case of an Extension of Credit with respect to ATSI or FES, the financial statements described in Section 5.01(g)(ii) and (iii) shall be currently available for such Borrower, and such Borrower shall have delivered copies of such financial statements to the Administrative Agent; and

(iii) Such Borrower shall have delivered to the Administrative Agent copies of such other approvals and documents as the Administrative Agent, any Fronting Bank, any Swing Line Lender or any other Lender (through the Administrative Agent) may reasonably request.

SECTION 3.03. Conditions Precedent to Conversions.

The obligation of each Lender to Convert any Borrowing of any Borrower is subject to the conditions precedent that on the date of such Conversion:

(a) The following statements shall be true (and the giving of the notice of Conversion pursuant to Section 2.11 shall constitute a representation and warranty by such Borrower that on the date of such Conversion such statements are true):

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(i) The representations and warranties of such Borrower contained in Section 4.01 (other than subsections (f) and (g) thereof) are correct on and as of the date of such Conversion, before and after giving effect to such Conversion, as though made on and as of such date; and

(ii) No event has occurred and is continuing or would result from such Conversion, that constitutes an Event of Default with respect to such Borrower (and, if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower hereunder, with respect to FE) or that would constitute an Event of Default with respect to such Borrower (and, if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower hereunder, with respect to FE) but for the requirement that notice be given or time elapse or both; and

(b) Such Borrower shall have delivered to the Administrative Agent copies of such other approvals and documents as the Administrative Agent may reasonably request.

SECTION 3.04. Conditions Precedent to Extensions of Credit after Expiration of Approval.

At any time after the expiration of an Approval or Supplemental Approval applicable to a Borrower, the obligation of each Lender to make an Advance to such Borrower as part of any Borrowing (including the initial Borrowing) that would increase the aggregate principal amount of Advances outstanding hereunder, and the obligation of each Fronting Bank to issue, amend, extend or renew a Letter of Credit (including the initial Letter of Credit), shall be subject to the further conditions precedent that on or prior to the date of such Extension of Credit the Administrative Agent shall have received the following, each dated the same date, in form and substance satisfactory to the Administrative Agent and with one copy for each Fronting Bank and each Lender:

(i) A certificate of the Secretary or an Assistant Secretary of such Borrower certifying that attached thereto is a true and correct copy of the Supplemental Approval and that such order has been issued and is in full force and effect; and

(ii) An opinion of Akin Gump Strauss Hauer & Feld LLP, special counsel for such Borrower, if such Supplemental Approval consists of an SEC order, or Gary D. Benz, Esq., counsel for such Borrower, if such Supplemental Approval consists of a PUCO order, to the effect that no Governmental Action is or will be required in connection with the execution, delivery or performance by such Borrower, or the consummation by such Borrower of the transactions contemplated by this Agreement or any other Loan Document to which it is, or is to become, a party other than such Supplemental Approval, which has been duly issued and is in full force and effect.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrowers.

Each Borrower represents and warrants as follows:

(a) Corporate Existence and Power. It is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on its business or financial condition or its ability to perform its obligations under the Loan Documents, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Corporate Authorization. The execution, delivery and performance by it of each Loan Document to which it is, or is to become, a party, have been duly authorized by all necessary corporate action on its part and do not, and will not, require the consent or approval of its shareholders, or any trustee or holder of any Indebtedness or other obligation of it, other than such consents and approvals as have been duly obtained, given or accomplished.

(c) No Violation, Etc. Neither the execution, delivery or performance by it of this Agreement or any other Loan Document to which it is, or is to become, a party, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with the provisions hereof or thereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of its Organizational Documents, any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it or any of its Affiliates is party or by which its property or the property of any of its Affiliates is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Affiliates except as provided herein. There is no provision of its Organizational Documents, or any Applicable Law, or any such indenture, mortgage, lease or other agreement or instrument that materially adversely affects, or in the future is likely (so far as it can now foresee) to materially adversely affect, its business, operations, affairs, condition, properties or assets or its ability to perform its obligations under this Agreement or any other Loan Document to which it is, or is to become, a party. Each of such Borrower and each of its Subsidiaries is in compliance with all laws (including, without limitation, ERISA and Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on (i) the business, assets, operations, condition (financial or otherwise) or prospects of such Borrower and its Subsidiaries taken as a whole, or (ii) the legality, validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to the parties thereunder or the ability of such Borrower to perform its obligations under the Loan Documents.

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(d) Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by it, or the consummation by it of the transactions contemplated by this Agreement or any other Loan Document to which it is, or is to become, a party other than (i) such Borrower’s Approval, as applicable, which has been duly issued and is in full force and effect and (ii) such Borrower’s Supplemental Approval, as applicable.

(e) Execution and Delivery. This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(f) Litigation. Except as disclosed with respect to ATSI and FES, in FE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and its Current Reports on Form 8-K filed in 2005 prior to the date hereof (copies of which have been furnished to each Bank) or with respect to any other Borrower, in such Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and its Current Reports on Form 8-K filed in 2005 prior to the date hereof (copies of which have been furnished to each Bank for each Borrower other than ATSI and FES, there is no pending or threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of having a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of it and its consolidated subsidiaries, taken as a whole, or on the ability of such Borrower to perform its obligations under this Agreement or any other Loan Document, and there has been no development in the matters disclosed in such filings that has had such a material adverse effect.

(g) Financial Statements; Material Adverse Change. The consolidated balance sheets of FE and its Subsidiaries, with respect to ATSI and FES, and such Borrower and its Subsidiaries, with respect to any other Borrower, as at December 31, 2004, and the related consolidated statements of income, retained earnings and cash flows of FE and its Subsidiaries, with respect to ATSI and FES, and such Borrower and its Subsidiaries, with respect to any other Borrower, for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of FE and its Subsidiaries, with respect to ATSI and FES, and such Borrower and its Subsidiaries, with respect to any other Borrower, as at March 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of FE and its Subsidiaries, with respect to ATSI and FES, and such Borrower and its Subsidiaries, with respect to any other Borrower, for the three months then ended, copies of each of which have been furnished to each Bank and each Fronting Bank, in all cases as amended and restated to the date hereof, present fairly the consolidated financial position of such Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of such Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Except as disclosed in FE’s, with respect to ATSI and FES, or such Borrower’s, with respect to any other Borrower, Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Report on form 10-Q for the quarter ended March 31, 2005 and its Current Reports on Form 8-K filed in 2005 prior to the date hereof (copies of which have been furnished to each Bank, there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of such Borrower and its Consolidated Subsidiaries, taken as a whole, since December 31, 2004.

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(h) ERISA.

(i) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Banks, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither it nor any member of the Controlled Group has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan.

(i) Taxes. It and each of its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof in accordance with GAAP other than such taxes that such Borrower or such Subsidiary is contesting in good faith by appropriate legal proceedings.

(j) Use of Proceeds. The proceeds of each Extension of Credit and each Letter of Credit will be used solely for the general corporate purposes of such Borrower and/or its Subsidiaries.

(k) Margin Stock. After applying the proceeds of each Extension of Credit, not more than 25% of the value of the assets of such Borrower and its Subsidiaries subject to the restrictions of Section 5.03(a) or (b) will consist of or be represented by Margin Stock. Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Extension of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Investment Company. Such Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Advisers Act of 1940, as amended.

(m) No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default (including, without limitation, an Event of Default under Section 6.01(e)) but for the requirement that notice be given or time elapse or both.

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(n) Solvency.  (i)  The fair saleable value of its assets will exceed the amount that will be required to be paid on or in respect of the probable liability on its existing debts and other liabilities (including contingent liabilities) as they mature; (ii) its assets do not constitute unreasonably small capital to carry out its business as now conducted or as proposed to be conducted; (iii) it does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (iv) it does not believe that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). Its cash flow, after taking into account all other anticipated uses of its cash (including the payments on or in respect of debt referred to in clause (iii) above), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

(o) No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of such Borrower to the Administrative Agent, any Fronting Bank or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.

ARTICLE V
COVENANTS OF THE BORROWERS

SECTION 5.01. Affirmative Covenants of the Borrowers.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by any Borrower hereunder shall remain unpaid, FE shall have any obligations under any Guaranty, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, such Borrower will:

(a) Preservation of Corporate Existence, Etc. (i) Without limiting the right of such Borrower to merge with or into or consolidate with or into any other corporation or entity in accordance with the provisions of Section 5.03(c) hereof, preserve and maintain its corporate existence in the state of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (ii) preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, and orders of any Governmental Authority, the noncompliance with which would materially and adversely affect the business or condition of such Borrower and its Subsidiaries, taken as a whole, such compliance to include, without limitation, compliance with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), regulations promulgated by the U.S. Treasury Department Office of Foreign Assets Control, Environmental Laws and ERISA and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.

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(c) Maintenance of Insurance, Etc. Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as any Lender or any Fronting Bank, through the Administrative Agent, may reasonably request.

(d) Inspection Rights. At any reasonable time and from time to time as the Administrative Agent, any Fronting Bank or any Lender may reasonably request, permit the Administrative Agent, such Fronting Bank or such Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their respective officers or directors; provided, however, that such Borrower reserves the right to restrict access to any of its Subsidiaries’ generating facilities in accordance with reasonably adopted procedures relating to safety and security. The Administrative Agent, each Fronting Bank and each Lender agree to use reasonable efforts to ensure that any information concerning such Borrower or any of its Subsidiaries obtained by the Administrative Agent, such Fronting Bank or such Lender pursuant to this subsection (d) or subsection (g) that is not contained in a report or other document filed with the SEC, distributed by such Borrower to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Administrative Agent’s, such Fronting Bank’s or such Lender’s business operations be treated confidentially by the Administrative Agent, such Fronting Bank or such Lender, as the case may be, and will not be distributed or otherwise made available by the Administrative Agent, such Fronting Bank or such Lender, as the case may be, to any Person, other than the Administrative Agent’s, such Fronting Bank’s or such Lender’s employees, authorized agents or representatives (including, without limitation, attorneys and accountants).

(e) Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of such Borrower and each of its Subsidiaries in accordance with GAAP.

(f) Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of such Borrower or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise.

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(g) Reporting Requirements. Furnish, or cause to be furnished, to the Administrative Agent, with sufficient copies for each Lender and each Fronting Bank, the following:

(i) promptly after the occurrence of any Event of Default, the statement of an authorized officer of such Borrower setting forth details of such Event of Default and the action that such Borrower has taken or proposes to take with respect thereto;

(ii) as soon as available and in any event within 50 days after the close of each of the first three quarters in each fiscal year of such Borrower (other than ATSI or FES, unless then currently available for either such Borrower), consolidated balance sheets of such Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income of such Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting the financial condition of such Borrower and its Subsidiaries as at such date and the results of operations of such Borrower and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer, assistant treasurer or controller of such Borrower as having been prepared in accordance with GAAP consistently applied;

(iii) as soon as available and in any event within 105 days after the end of each fiscal year of such Borrower (other than ATSI or FES, unless then currently available for either such Borrower), a copy of the annual report for such year for such Borrower and its Subsidiaries, containing consolidated and consolidating financial statements of such Borrower and its Subsidiaries for such year certified in a manner acceptable to the Lenders and the Fronting Banks by PricewaterhouseCoopers LLP or other independent public accountants acceptable to the Lenders and the Fronting Banks, together with statements of projected financial performance prepared by management for the next fiscal year, in form satisfactory to the Administrative Agent;

(iv) concurrently with the delivery of the financial statements specified in clauses (ii) and (iii) above a certificate of the chief financial officer, treasurer, assistant treasurer or controller of such Borrower (A) stating whether he has any knowledge of the occurrence at any time prior to the date of such certificate of an Event of Default not theretofore reported pursuant to the provisions of clause (i) of this subsection (g) or of the occurrence at any time prior to such date of any such Event of Default, except Events of Default theretofore reported pursuant to the provisions of clause (i) of this subsection (g) and remedied, and, if so, stating the facts with respect thereto, and (B) setting forth in a true and correct manner, the calculation of the ratios contemplated by Section 5.02 hereof, as of the date of the most recent financial statements accompanying such certificate, to show such Borrower’s compliance with or the status of the financial covenants contained in Section 5.02 hereof;

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(v) promptly after the sending or filing thereof, copies of any reports that such Borrower sends to any of its securityholders, and copies of all reports on Form 10-K, Form 10-Q or Form 8-K that such Borrower or any of its Subsidiaries files with the SEC;

(vi) as soon as possible and in any event (A) within 30 days after such Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred and (B) within 10 days after such Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of such Borrower describing such Termination Event and the action, if any, that such Borrower or such member of the Controlled Group, as the case may be, proposes to take with respect thereto;

(vii) promptly and in any event within two Business Days after receipt thereof by such Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by such Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(viii) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

(ix) promptly and in any event within five Business Days after receipt thereof by such Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by such Borrower or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;

(x) promptly and in any event within five Business Days after Moody’s or S&P has changed any relevant Reference Rating, notice of such change; and

(xi) such other information respecting the condition or operations, financial or otherwise, of such Borrower or any of its Subsidiaries, including, without limitation, copies of all reports and registration statements that such Borrower or any Subsidiary files with the SEC or any national securities exchange, as the Administrative Agent or any Fronting Bank or any Lender (through the Administrative Agent) may from time to time reasonably request.

(h) Borrower Approvals. Maintain such Borrower’s Approval, as applicable, and, on and after the date of any Extension of Credit after the expiration of such Borrower’s Approval, as applicable, such Borrower’s Supplemental Approval, as applicable, in full force and effect and comply with all terms and conditions thereof until all amounts outstanding under the Loan Documents shall have been repaid or paid (as the case may be) and the Termination Date has occurred.

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SECTION 5.02. Financial Covenants of the Borrowers.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by any Borrower hereunder shall remain unpaid, FE shall have any obligations under any Guaranty, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder:

(a) FirstEnergy Fixed Charge Ratio. Unless and until FE obtains Reference Ratings of at least BBB- by S&P or Baa2 by Moody’s, FE will maintain a FirstEnergy Fixed Charge Ratio of at least 2.00 to 1.00 (determined as of the last day of each fiscal quarter).

(b) Debt to Capitalization Ratio. Each Borrower will maintain a Debt to Capitalization Ratio of no more than 0.65 to 1.00 (determined as of the last day of each fiscal quarter); provided, however, that each of FES and ATSI shall be required to comply with such covenant only if any Advance or Letter of Credit issued for the account of such Borrower is outstanding under this Agreement, unless such Borrower shall have delivered to the Administrative Agent a duly completed Guaranty, executed by FE.

SECTION 5.03. Negative Covenants of the Borrowers.

Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrowers hereunder shall remain unpaid, FE shall have any obligations under any Guaranty, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, such Borrower will not:

(a) Sales, Etc. (i) Sell, lease, transfer or otherwise dispose of any shares of common stock of any domestic Significant Subsidiary, whether now owned or hereafter acquired by such Borrower, or permit any Significant Subsidiary that is a Subsidiary of such Borrower to do so or (ii) permit such Borrower or any Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) assets located in The United States of America representing in the aggregate more than 15% (determined at the time of each such transaction) of the value of all of the consolidated fixed assets of such Borrower, as reported on the most recent consolidated balance sheet of such Borrower, to any entity other than such Borrower or any of its wholly owned direct or indirect Subsidiaries or, in the case of TE, to Centerior Funding Corporation; provided, however, that this provision shall not restrict the transfer of nuclear and fossil generation assets from Penn, OE, CEI and TE to FirstEnergy Nuclear Generation Corp. and FirstEnergy Generation Corp., respectively (the “Generation Transfers”).

(b) Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary that is a Subsidiary of such Borrower to create or suffer to exist, any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any Significant Subsidiary that is a Subsidiary of such Borrower), in each case to secure or provide for the payment of Indebtedness, other than (i) liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which such Borrower or Significant Subsidiary is a party, (C) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (D) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by such Borrower or Significant Subsidiary in the ordinary course of business, which secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on the property of any Person at the time that such Person becomes a direct or indirect Significant Subsidiary of such Borrower or Significant Subsidiary; provided that such Liens were not created to secure the acquisition of such Person; (iv) Liens in existence on the date of this Agreement; (v) Liens created by any First Mortgage Indenture, so long as (A) under the terms thereof no “event of default” (howsoever designated) in respect of any bonds issued thereunder will be triggered by reference to an Event of Default or Unmatured Default and (B) no such Liens shall apply to assets acquired from such Borrower or any Significant Subsidiary if such assets were free of Liens (other than as a result of a release of such Liens in contemplation of such acquisition) immediately prior to any such acquisition; (vi) Liens on assets of ATSI to secure Indebtedness of ATSI, provided, however, that the aggregate principal amount of Indebtedness secured by such Liens shall not at any time exceed 60% of the depreciated book value of the property subject to such Liens; (vii) Liens securing Stranded Cost Securitization Bonds; (viii) Liens on cash (in an aggregate amount not to exceed $270,000,000) pledged to secure reimbursement obligations for letters of credit issued for the account of OE;(ix) Liens on assets transferred in the Generation Transfers in favor of the transferor thereof; and (x) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (ix); provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Indebtedness that secured the Lien so extended, renewed or replaced (and any improvements on such property).

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(c) Mergers, Etc. Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of such Borrower (or its successor by merger or consolidation as contemplated by clause (i) of this subsection (c)) to perform its obligations hereunder or under any other Loan Document, and (iii) in the case of any merger or consolidation to which such Borrower is a party, the corporation formed by such consolidation or into which such Borrower shall be merged shall assume such Borrower’s obligations under this Agreement and the other Loan Documents to which it is a party in a writing satisfactory in form and substance to the Majority Lenders and the Fronting Banks.

(d) Compliance with ERISA. (i) Enter into any “prohibited transaction” (as defined in Section 4975 of the Code, and in ERISA) involving any Plan that may result in any liability of such Borrower to any Person that (in the opinion of the Majority Lenders and the Fronting Banks) is material to the financial position or operations of such Borrower or (ii) allow or suffer to exist any other event or condition known to such Borrower that results in any liability of such Borrower to the PBGC that (in the opinion of the Majority Lenders and the Fronting Banks) is material to the financial position or operations of such Borrower. For purposes of this subsection (d), “liability” shall not include termination insurance premiums payable under Section 4007 of ERISA.

(e) Use of Proceeds. Use the proceeds of any Extension of Credit for any purpose other than working capital and other general corporate purposes of such Borrower and its Subsidiaries; provided, however, that such Borrower may not use such proceeds in connection with any Hostile Acquisition.

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ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default.

If any of the following events shall occur and be continuing with respect to any Borrower, or with respect to FE at any time that a Guaranty with respect to such Borrower’s obligations hereunder is in effect (as to such Borrower, an “Event of Default”):

(a) Any principal of, or interest on, any Advance, or any Reimbursement Obligation, or any fees or other amounts payable hereunder shall not be paid by such Borrower when the same become due and payable; or

(b) Any representation or warranty made by such Borrower (or any of its officers) in any Loan Document or in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or

(c) (i) Such Borrower shall fail to perform or observe any covenant set forth in Section 5.02 or Section 5.03 on its part to be performed or observed or (ii) such Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender; or

(d) Any material provision of this Agreement or any other Loan Document shall at any time and for any reason cease to be valid and binding upon such Borrower, except pursuant to the terms thereof, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by such Borrower or any Governmental Authority, or such Borrower shall deny that it has any or further liability or obligation under this Agreement or any other Loan Document; or

(e) Such Borrower or any Significant Subsidiary that is a Subsidiary of such Borrower shall fail to pay any principal of or premium or interest on any Indebtedness (other than, in the case of FE, Indebtedness owed by FE under this Agreement) that is outstanding in a principal amount in excess of $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

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(f) Such Borrower or any Significant Subsidiary that is a Subsidiary of such Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any Significant Subsidiary that is a Subsidiary of such Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition or arrangement with creditors, a readjustment of its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted or acquiesced in by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Borrower or any Significant Subsidiary that is a Subsidiary of such Borrower shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or

(g) Any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $50,000,000 shall be rendered by a court of final adjudication against such Borrower or any Significant Subsidiary that is a Subsidiary of such Borrower and either (i) valid enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then Unfunded Vested Liabilities of such Plan exceed $10,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount), or any Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the Plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an amount exceeding $10,000,000; or

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(i) Any change in Applicable Law or any Governmental Action shall occur that has the effect of making the transactions contemplated by this Agreement or any other Loan Document unauthorized, illegal or otherwise contrary to Applicable Law with respect to such Borrower; or

(j) (i) FE shall fail to own directly or indirectly 100% of the issued and outstanding shares of common stock of each Significant Subsidiary (with any such failure constituting an Event of Default with respect to FE and any such Significant Subsidiary that is also a Borrower), (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of FE (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of FE entitled to vote in the election of directors; (iii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of FE unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of FE in accordance with FE’s Organizational Documents; or (iv) 90 days shall have elapsed after any Person or two or more Persons acting in concert shall have entered into a contract or arrangement that upon consummation will result in its or their acquisition of, or control over, securities of FE (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of FE entitled to vote in the election of directors (each a “Change of Control”).

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, (i) by notice to the defaulting Borrower, declare the obligation of each Lender to make Advances to such Borrower, and the obligation of the Fronting Banks to issue Letters of Credit for the account of such Borrower, to be terminated, whereupon the same shall forthwith terminate, and (ii) by notice to such Borrower, declare the Advances made to such Borrower, an amount equal to the aggregate Stated Amount of all issued but undrawn Letters of Credit issued for the account of such Borrower, (such amount being the “Letter of Credit Cash Cover”) and all other amounts payable under this Agreement and the other Loan Documents by such Borrower to be forthwith due and payable, whereupon such Advances and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by such Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower or any Significant Subsidiary that is a Subsidiary of such Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make Advances to such Borrower, and the obligation of the Fronting Banks to issue Letters of Credit for the account of such Borrower, shall automatically be terminated and (B) all Advances made to such Borrower, the Letter of Credit Cash Cover with respect to such Borrower and all other amounts payable under this Agreement by such Borrower shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by such Borrower. In the event that any Borrower is required to pay the Letter of Credit Cash Cover pursuant to this Section, such payment shall be made in immediately available funds to the Administrative Agent, which shall hold such funds as collateral pursuant to arrangements satisfactory to the Administrative Agent and the Fronting Banks to secure Reimbursement Obligations in respect of Letters of Credit then outstanding.

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ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action.

Each Lender, each Fronting Bank and each Swing Line Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all Fronting Bank; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Fronting Bank prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement and to promptly forward to each Lender and each Fronting Bank the financial statements and any other certificates or statements delivered to the Administrative Agent pursuant to Section 5.01(g).

SECTION 7.02. Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender, any Fronting Bank or the Borrowers for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat each Lender listed in the Register as a “Lender” with a Commitment in the amount recorded in the Register until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by a Lender listed in the Register, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.08, at which time the Administrative Agent will make such recordations in the Register as are appropriate to reflect the assignment effected by such Assignment and Acceptance; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender or any Fronting Bank and shall not be responsible to any Lender or any Fronting Bank for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Borrowers or to inspect the property (including the books and records) of the Borrowers; (v) shall not be responsible to any Lender or any Fronting Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or cable) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

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SECTION 7.03. CUSA, Barclays and Affiliates.

With respect to its Commitment, the Advances made by it and any Note issued to it, each of CUSA and Barclays shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, a Swing Line Lender or a Fronting Bank (as the case may be); and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of CUSA and Barclays in its individual capacity. Each of CUSA and Barclays and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, each Borrower, any of its respective subsidiaries and any Person who may do business with or own securities of such Borrower or any such subsidiary, all as if CUSA or Barclays were not the Administrative Agent or a Fronting Bank (as the case may be) and without any duty to account therefor to the Lenders or the Fronting Banks.

SECTION 7.04. Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Fronting Banks or any other Lender and based on the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Fronting Banks or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification.

The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the amounts of their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrowers but for which the Administrative Agent is not reimbursed by the Borrowers.

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SECTION 7.06. Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Fronting Banks and the Borrowers and may be removed at any time with or without cause by the Majority Lenders and the Fronting Banks. Upon any such resignation or removal, the Majority Lenders and the Fronting Banks shall have the right, with the prior written consent of the Borrowers (unless an Event of Default or an Unmatured Default has occurred and is continuing), which consent shall not be unreasonably withheld or delayed, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and the Fronting Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ and the Fronting Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Fronting Banks, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default or Unmatured Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02, 3.03 or 3.04 (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, the aggregate undrawn amount of outstanding Letters of Credit or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement; and provided, further, that no amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, any Fronting Bank, or that would alter any provision hereof relating to or affecting Letters of Credit issued by such Fronting Bank, shall be effective unless agreed to in writing by such Fronting Bank; and provided, further, that no amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, any Swing Line Lender, or that would alter provisions hereof relating to or affecting Swing Line Advances made by such Swing Line Lender, shall be effective unless agreed to in writing by such Swing Line Lender; and provided, further, that this Agreement may be amended and restated without the consent of any Lender, any Fronting Bank, any Swing Line Lender or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender, such Fronting Bank, such Swing Line Lender or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder (including, without limitation, any obligation to make payment on account of a Drawing) and shall have been paid in full all amounts payable hereunder to such Lender, such Fronting Bank, such Swing Line Lender or the Administrative Agent, as the case may be.

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SECTION 8.02. Notices, Etc.

Unless specifically provided otherwise in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or cable communication) and mailed, telecopied, telegraphed, cabled or delivered, if to any Borrower, to it in care of FE at its address at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Telecopy: (330) 384-3772; if to any Bank (including any Swing Line Lender), at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender (including any Swing Line Lender), at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its address at Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Syndications; if to CUSA, as a Fronting Bank, as its address at Two Penns Way, Suite 200, New Castle, DE 19720, Attention: Karen Riley; if to Barclays, as a Fronting Bank, at its address at 200 Park Avenue, New York, NY 10166; and if to any other Fronting Bank, at such address as shall be designated by such Fronting Bank in a written notice to the other parties; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent or the Fronting Banks pursuant to Article II or VII shall not be effective until received by the Administrative Agent, the Swing Line Lenders or the Fronting Banks (as the case may be).

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SECTION 8.03. Electronic Communications.

(a) Each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Default or Event of Default under the Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or faxing the Communications to 212-994-0848. In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner otherwise specified in this Agreement, but only to the extent requested by the Administrative Agent.

(b) Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). Each Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF THE COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. No Waiver; Remedies.

No failure on the part of any Lender, any Fronting Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.05. Costs and Expenses; Indemnification.

(a) FE agrees to pay on demand all costs and expenses incurred by either the Administrative Agent or any Fronting Banks in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement, any Note, any Letter of Credit and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Fronting Banks with respect thereto and with respect to advising the Administrative Agent and the Fronting Bank as to their rights and responsibilities under this Agreement. FE further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Administrative Agent, the Fronting Banks and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 8.05(a).

(b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.11 or 2.14 or a prepayment pursuant to Section 2.12 or acceleration of the maturity of any amounts owing hereunder pursuant to Section 6.01 or upon an assignment made upon demand of a Borrower pursuant to Section 8.08(h) or for any other reason, FE shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. FE’s obligations under this subsection (b) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.

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(c) Each Borrower hereby agrees to indemnify and hold each Lender, each Fronting Bank, the Administrative Agent and their respective Affiliates and their respective officers, directors, employees and professional advisors (each, an “Indemnified Person”) harmless from and against any and all claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or that may be claimed against any of them by any Person (including any Borrower) by reason of or in connection with or arising out of any investigation, litigation or proceeding related to the Commitments or the commitment of each Fronting Bank hereunder and any use or proposed use by any Borrower of the proceeds of any Extension of Credit or the existence or use of any Letter of Credit or the amounts drawn thereunder, except to the extent such claim, damage, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. Each Borrower’s obligations under this Section 8.05(c) shall survive the repayment of all amounts owing to the Lenders, the Fronting Banks and the Administrative Agent under this Agreement and any Note and the termination of the Commitments, the commitment of the Fronting Banks hereunder and any Letters of Credit. If and to the extent that the obligations of the Borrowers under this Section 8.05(c) are unenforceable for any reason, each Borrower agrees to make the maximum payment in satisfaction of such obligations that are not unenforceable that is permissible under Applicable Law or, if less, such amount that may be ordered by a court of competent jurisdiction.

(d) To the extent permitted by law, each Borrower also agrees not to assert any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) in connection with, arising out of, or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(e) Each Borrower shall be liable for its pro rata share of any payment to be made by the Borrowers under this Section 8.05, such pro rata share to be determined on the basis of such Borrower’s Fraction; provided, however, that if and to the extent that any such liabilities are reasonably determined by the Borrowers (subject to the approval of the Administrative Agent which approval shall not be unreasonably withheld) to be directly attributable to a specific Borrower or Borrowers, only such Borrower or Borrowers, as the case may be, shall be liable for such payments.

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SECTION 8.06. Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default each Lender and each Fronting Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, any payroll accounts maintained by the Borrowers with such Lender or such Fronting Bank (as the case may be) if and to the extent that such Lender or such Fronting Bank (as the case may be) shall have expressly waived its set-off rights in writing in respect of such payroll account) at any time held and other indebtedness at any time owing by such Lender or such Fronting Bank (as the case may be) to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender or such Fronting Bank (as the case may be) shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender and each Fronting Bank agrees promptly to notify the Borrowers after any such set-off and application made by such Lender or such Fronting Bank (as the case may be), provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Fronting Bank under this Section 8.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or such Fronting Bank (as the case may be) may have.

SECTION 8.07. Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank, each Swing Line Lender and each Fronting Bank that such Bank, such Swing Line Lender or such Fronting Bank (as the case may be) has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, each Swing Line Lender, each Fronting Bank and each Lender and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders and the Fronting Banks.

SECTION 8.08. Assignments and Participations.

(a) Each Lender may, with the prior written consent of the Borrowers, the Fronting Banks (in each Fronting Bank’s sole discretion), the Swing Line Lenders (in each Swing Line Lender’s sole discretion) and the Administrative Agent (which consents, in the case of the Borrowers and the Administrative Agent, shall not unreasonably be withheld or delayed and, in the case of the Borrowers, shall not be required if an Event of Default then exists), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or if less, the entire amount of such Lender’s Commitment) and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its continuing obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

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(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Fronting Banks, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, the Fronting Banks and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Fronting Banks or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the Borrowers shall deliver any Note requested pursuant to Section 2.18 in favor of such assignee or assignor (as the case may be), after giving effect to such assignment.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder and its obligations to the Fronting Banks hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) such Lender may not subject its ability to consent to any modification of this Agreement or any Note to the prior consent of the bank or other entity to which such participation was sold, except in the case of proposed waivers or modifications with respect to interest, principal and fees payable hereunder and under any Note and with respect to any extension of the Termination Date, and (v) the Borrowers, the Administrative Agent, the Fronting Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrowers received by it from such Lender.

(g) Notwithstanding anything to the contrary set forth herein, any Lender may assign, as collateral or otherwise, any of its rights hereunder and under any Note (including, without limitation, its rights to receive payments of principal and interest hereunder and under any Note) to (i) any Federal Reserve Bank, (ii) any Affiliate of such Lender or (iii) any other Lender, in either case, without notice to or consent of the Borrowers, the Fronting Banks, the Swing Line Lenders or the Administrative Agent; provided, that no such assignment (other than to an Eligible Assignee under subsection (a) above) shall release the assigning Lender from its obligations hereunder.

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(h) If any Lender shall make demand for payment under Section 2.13(a), 2.13(b) or 2.16, or shall deliver any notice to the Administrative Agent pursuant to Section 2.14 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Rate Advances, then, within 30 days of such demand (if, and only if, such payment demanded under Section 2.13(a), 2.13(b) or 2.16, as the case may be, shall have been made by a Borrower) or such notice (if such suspension is still in effect), as the case may be, such Borrower may demand that such Lender assign in accordance with this Section 8.08 to one or more Eligible Assignees designated by such Borrower all (but not less than all) of such Lender’s Commitment and the Advances owing to it within the next 15 days. If any such Eligible Assignee designated by such Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if such Borrower shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment or Advances, then such Lender may assign such Commitment and Advances to any other Eligible Assignee in accordance with this Section 8.08 during such 15-day period; it being understood for purposes of this Section 8.08(h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by such Borrower, if such Eligible Assignee shall agree to such assignment in substantially the form of Exhibit A hereto and shall offer compensation to such Lender in an amount equal to the sum of the principal amount of all Advances outstanding to such Lender plus all interest accrued thereon to the date of such payment plus all other amounts payable by such Borrower to such Lender hereunder (whether or not then due) as of the date of such payment accrued in favor of such Lender hereunder. Notwithstanding the foregoing, no Lender shall make any assignment at any time pursuant to this subsection (h) if, at such time, (i) an Event of Default or Unmatured Default has occurred and is continuing, (ii) any Borrower has not satisfied all of its obligations hereunder with respect to such Lender or (iii) such replacement of such Lender is not acceptable to the Administrative Agent.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to a Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.09 or 2.13 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to a Borrower. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify each Borrower, the Administrative Agent, each Fronting Bank and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by or asserted against such Borrower, the Administrative Agent, such Fronting Bank or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may, with notice to, but without the prior written consent of, any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

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SECTION 8.09. Governing Law.

THIS AGREEMENT AND ANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.10. Consent to Jurisdiction; Waiver of Jury Trial.

(a) To the fullest extent permitted by law, each Borrower hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any Letter of Credit, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to such Borrower at its address specified in Section 8.02. Each Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH FRONTING BANK, EACH SWING LINE LENDER AND THE LENDERS HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY LETTER OF CREDIT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

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SECTION 8.11. Severability.

Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 8.12. Entire Agreement.

This Agreement and the Notes issued hereunder constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Fee Letter and the Fronting Bank Fee Letters. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.13. Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signatures to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIRSTENERGY CORP.
FIRSTENERGY SOLUTIONS CORP.
AMERICAN TRANSMISSION SYSTEMS,  INCORPORATED
OHIO EDISON COMPANY
PENNSYLVANIA POWER COMPANY
THE CLEVELAND ELECTRIC ILLUMINATING  COMPANY
THE TOLEDO EDISON COMPANY
JERSEY CENTRAL POWER & LIGHT  COMPANY
METROPOLITAN EDISON COMPANY
PENNSYLVANIA ELECTRIC COMPANY

By
Name:
Title:

CITICORP USA, INC., as Administrative Agent, as a Bank and as a Fronting Bank

By
Name:
Title:

BARCLAYS BANK PLC, as a Bank and as a Fronting Bank

By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Bank

By
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as a Bank

By
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank

By
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC, as a Bank

By
Name:
Title:

THE BANK OF NEW YORK, as a Bank

By
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH as a Bank

By
Name:
Title:

By
Name:
Title:

MORGAN STANLEY BANK, as a Bank

By
Name:
Title:

UBS LOAN FINANCE LLC, as a Bank

By
Name:
Title:

BANK OF AMERICA, N.A., as a Bank

By
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Bank

By
Name:
Title:

UNION BANK OF CALIFORNIA, N.A., as a Bank

By
Name:
Title:

LEHMAN BROTHERS BANK, FSB, as a Bank

By
Name:
Title:

LASALLE BANK, NATIONAL ASSOCIATION, as a Bank

By
Name:
Title:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Bank

By
Name:
Title:

By
Name:
Title:

NATIONAL CITY BANK, as a Bank

By
Name:
Title:

WESTLB AG, NEW YORK BRANCH, as a Bank

By
Name:
Title:

By
Name:
Title:

WILLIAM STREET, as a Bank

By
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION, as a Bank

By
Name:
Title:

U.S. BANK, N.A., as a Bank

By
Name:
Title:

FIRST COMMERCIAL BANK, as a Bank

By
Name:
Title:

MELLON BANK, N.A., as a Bank

By
Name:
Title:

SCHEDULE I

List of Commitments and Lending Offices

Lender	Allocation	Domestic Lending Office	Eurodollar Lending Office

Citicorp USA, Inc.	$176,250,000	Two Penns Way Suite 200 New Castle, DE 19720 Email: christina.m.quezon@citigroup.com	Same as Domestic Lending Office

Barclays Bank PLC	$176,250,000	200 Park Avenue New York, NY 10166	Same as Domestic Lending Office

JP Morgan Chase Bank, N.A.	$125,000,000	1111 Fannin St. Houston, TX 77002 Attn: Kelly Collins Phone: 713-750-2530 Fax: 713-427-6307 Email: Kelly.x.collins@jpmchase.com	Same as Domestic Lending Office

KeyBank National Association	$125,000,000	127 Public Square Cleveland, OH 44114 Attn: Sherrie Manson Phone: 216-689-3443 Fax: 216-689-4981 Email: sherrie.manson@keybank.com	Same as Domestic Lending Office

Wachovia Bank, National Association	$125,000,000	191 Peachtree St. Atlanta, GA 30303 Attn: Loan Administration	Same as Domestic Lending Office

The Royal Bank of Scotland plc	$125,000,000	101 Park Avenue New York, NY 10176 Attn: Luis Montanti Phone: 212-401-1402 Fax: 212-401-1494 Email: luis.montanti@rbos.com	Same as Domestic Lending Office

The Bank of New York	$100,000,000	One Wall Street Energy Division, 19th Floor New York, NY 10286 Attn: John-Paul Marotta Phone: 212-635-8204 Fax: 212-635-7932 Email:	Same as Domestic Lending Office

Lender	Allocation	Domestic Lending Office	Eurodollar Lending Office
Credit Suisse, Cayman Islands Branch	$100,000,000	One Madison Avenue New York, NY 10010 Attn: Ed Markowski Phone: 212-538-3380 Fax: 212-538-6851 Email: edward.markowski@csfb.com	Same as Domestic Lending Office

Morgan Stanley Bank	$100,000,000	1633 Broadway, 25th Floor New York, NY 10019 Attn: Larry Benison Phone: 212-537-1312 Fax: 212-537-1867 Email: Larry.Benison@morganstanley.com	Same as Domestic Lending Office

UBS Loan Finance LLC	$100,000,000	677 Washington Blvd. 6th Floor South Stamford, CT 06901 Attn: David Vitti Phone: 203-719-5968 Fax: 203-719-4176 Email: David.Vitti@ubs.com	Same as Domestic Lending Office

Bank of America, N.A.	$100,000,000	901 Main Street TX1-492-14-12 Dallas, TX 75202-3714 Attn: Jackie Archuleta Phone: 214-209-2135 Fax: 214-290-8372 Email: Jacqueline.archuleta@bankofamerica.com	Same as Domestic Lending Office

The Bank of Nova Scotia	$100,000,000	1 Liberty Plaza New York, NY 10006 Attn: Pier Griffith Phone: 212-225-5084 Fax: 212-225-5145 Email:	Same as Domestic Lending Office

Union Bank of California, N.A.	$60,000,000	445 S. Figueroa Street, 15th Floor Los Angeles, CA 90071 Attn: Jonathan Bigelow Phone: 213-236-4246 Fax: 213-236-4096 Email: jonathan.bigelow@uboc.com	Same as Domestic Lending Office

I-2

Lender	Allocation	Domestic Lending Office	Eurodollar Lending Office
Lehman Brothers Bank, FSB	$60,000,000	745 7th Avenue, 16th Floor New York, NY 10019 Attn: Wendy Lau Phone: 212-526-6560 Fax: 212-520-0450 Email: WLau@lehman.com	Same as Domestic Lending Office

LaSalle Bank, National Association	$60,000,000	135 S. LaSalle St. Suite 1425 Chicago, IL 60603 Attn: Jeannette Lahart Phone: (312) 904-0598 Fax: (312) 821-8710 Email: jeannette.lahart@abnamro.com	Same as Domestic Lending Office

Commerzbank AG, New York and Grand Cayman Branches	$45,000,000	2 World Financial Center New York, NY 10281-1050 Attn: Andrew Kjoller Phone: 212-266-7287 Fax: 212-298-7530 Email: akjoller@cbkna.com	Same as Domestic Lending Office

National City Bank	$45,000,000	I Cascade Plaza - 14-1803 Akron, OH 44308 Attn: Kevin O. Thompson Phone: 330-375-8137 Fax: 330-375-8029 Email: Kevin.thompson@nationalcity.com	Same as Domestic Lending Office

WestLB AG, New York Branch	$45,000,000	1211 Avenue of the Americas New York, NY 10036 Attn: Dempsey Gable Phone: 212-852-6120 Fax: 212-852-6273 Email: Dempsey-gable@westlb.com	Same as Domestic Lending Office

William Street	$45,000,000	85 Broad Street New York, NY 10004 Attn: Philip F. Green Phone: 212-357-7570 Fax: 212-357-4597 Email: Philip.F.Green@gs.com	Same as Domestic Lending Office

I-3

Lender	Allocation	Domestic Lending Office	Eurodollar Lending Office
PNC Bank, National Association	$45,000,000	One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 Attn: Thomas A. Majeski Phone: 412-762-2431 Fax: 412-762-6484 Email: Thomas.majeski@pnc.com	Same as Domestic Lending Office

Sumitomo Mitsui Banking Corporation	$45,000,000	277 Park Avenue, 6th Floor New York, NY 10172 Attn: Brady S. Sadek Phone: 212-224-4135 Fax:212-224-5222 Email: bsadek@smbclf.com	Same as Domestic Lending Office

U.S. Bank, N.A.	$45,000,000	1850 Osborn Avenue Oshkosh, WI 54901 Attn: Connie Sweeney Phone: 920-237-7604 Fax: 920-237-7993 Email: Connie.Sweeney@usbank.com	Same as Domestic Lending Office

First Commercial Bank	$27,500,000	515 South Flower Street Suite 1050 Los Angeles, CA 90071 Attn: Josephine Chong Phone: 213-405-1133 Fax: 213-362-0219 Email: fcblaloan@sbcglobal.net	Same as Domestic Lending Office

Mellon Bank, N.A.	$25,000,000	One Mellon Center Room 151-4530 Pittsburgh, PA 15258 Attn: Mark W. Rogers Phone: 412-234-1888 Fax: 412-236-1840 Email: rogers.mw@mellon.com	Same as Domestic Lending Office
TOTAL	$2,000,000,000

I-4

SCHEDULE 2.04(p)

Letters of Credit

1.
Letter of credit number SLT 751172, issued by JPMorgan Chase Bank, N.A. in favor of Deutsche Bank Trust Company Americas for the account of FE in the amount of $46,150,595.00 with an expiration date of October 15, 2005.

2.
Letter of credit number SLT 750788, issued by JPMorgan Chase Bank, N.A. in favor of National Fuel Gas Distribution Corp. for the account of FES in the amount of $2,500,000.00 with an expiration date of November 30, 2005.

3.
Letter of credit number SLT 751725, issued by JPMorgan Chase Bank, N.A. in favor of Cologne Reinsurance Company (Dublin) Ltd. for the account of FE in the amount of $6,008,976.00 with an expiration date of December 31, 2005.

4.
Letter of credit number SLT 751749, issued by JPMorgan Chase Bank, N.A. in favor of Deutsche Bank Trust Company Americas for the account of FE in the amount of $400,000.00 with an expiration date of December 31, 2005.

5.
Letter of credit number SLT 7500281, issued by JPMorgan Chase Bank, N.A. in favor of Genesis Insurance Co. for the account of GPU Service Company in the amount of $3,873,554.00 with an expiration date of December 31, 2005.

6.
Letter of credit number SLT 751766, issued by JPMorgan Chase Bank, N.A. in favor of Travelers Casualty and Surety Co. of America for the account of FE in the amount of $18,000,000.00 with an expiration date of December 31, 2005.

7.
Letter of credit number SLT 751762, issued by JPMorgan Chase Bank, N.A. in favor of Travelers Casualty and Surety Co. of America for the account of FE in the amount of $3,000,000.00 with an expiration date of December 31, 2005.

8.
Letter of credit number SLT 420678, issued by JPMorgan Chase Bank, N.A. in favor of Midamerican Energy Company for the account of MYR Group in the amount of $20,000,000.00 with an expiration date of December 31, 2005.

9.
Letter of credit number SLT 332831, issued by JPMorgan Chase Bank, N.A. in favor of PJM Interconnection, LLC for the account of FE in the amount of $5,000,000.00 with an expiration date of December 31, 2005.

10.
Letter of credit number SLT 329830, issued by JPMorgan Chase Bank, N.A. in favor of C.N.A. Insurance Co. for the account of MYR Group in the amount of $10,000.00 with an expiration date of June 1, 2006.

11.
Letter of credit number SLT 329832, issued by JPMorgan Chase Bank, N.A. in favor of C.N.A. Insurance Co. for the account of MYR Group in the amount of $29,000.00 with an expiration date of June 1, 2006.

12.
Letter of credit number SLT 329889, issued by JPMorgan Chase Bank, N.A. in favor of Zurich American Insurance for the account of MYR Group in the amount of $14,600,000.00 with an expiration date of June 1, 2006.

13.
Letter of credit number SLT 750380, issued by JPMorgan Chase Bank, N.A. in favor of US Department of Labor-Workers Comp Programs for the account of Penn in the amount of $250,000.00 with an expiration date of June 30, 2006.

14.
Letter of credit number SLT 750552, issued by JPMorgan Chase Bank, N.A. in favor of Old Republic Insurance Company for the account of FirstEnergy Facilities Services in the amount of $6,876,385.00 with an expiration date of August 30, 2006.

15.
Letter of credit number SLT 332764, issued by JPMorgan Chase Bank, N.A. in favor of Pennsylvania Department of Environmental Protection Bureau of Land Recycling and Waste Management for the account of Penn in the amount of $11,454,222.00 with an expiration date of September 1, 2006.

16.
Letter of credit number SLT 750787, issued by JPMorgan Chase Bank, N.A. in favor of PA Department of Environmental Protection Bureau of Land Recycling and Waste Management for the account of Penn in the amount of $210,000.00 with an expiration date of October 21, 2006.

2

EXHIBIT A
Form of Assignment and Acceptance

ASSIGNMENT AND ACCEPANCE

[Date]

Reference is made to the Credit Agreement, dated as of June 14, 2005 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among FirstEnergy Corp., an Ohio corporation (“FE”), FirstEnergy Solutions Corp., an Ohio corporation (“FES”), American Transmission Systems, Incorporated, an Ohio corporation (“ATSI”), Ohio Edison Company, an Ohio corporation (“OE”), Pennsylvania Power Company, a Pennsylvania corporation (“Penn”), The Cleveland Electric Illuminating Company, an Ohio corporation (“TE”), Jersey Central Power & Light Company, a New Jersey corporation (“JCP&L”), Metropolitan Edison Company, a Pennsylvania corporation (“Met-Ed”), and Pennsylvania Electric Company, a Pennsylvania corporation (“Penelec”, and together with FE, FES, ATSI, OE, Penn, CEI, TE, JCP&L and Met-Ed, the “Borrowers” and each a “Borrower”), the banks party thereto (the “Banks”), CITICORP USA, INC. (“CUSA”), as Administrative Agent (the “Administrative Agent”) for the Lenders thereunder, CUSA (or one of its Affiliates), as a fronting bank, BARCLAYS BANK PLC (“Barclays”), as a fronting bank, the other fronting banks party thereto from time to time and the swing line lenders party thereto from time to time. Capitalized terms defined in the Credit Agreement are used herein with the same meaning.

[_____________] (the “Assignor”) and [____________] (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor, all or a portion of the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined in Section 5 below) which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations of the Lenders under the Credit Agreement (the “Assigned Interest”), including, without limitation, such percentage interest in the Commitment as in effect on the Effective Date, the Advances outstanding on the date hereof, the Notes (if any) held by the Assignor and in the Letters of Credit. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of outstanding credits owing to the Assignee will be as set forth in Section 2 of Schedule 1.

2. On the Effective Date, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, the principal amount of the Advances, and the participatory interest in Reimbursement Obligations, outstanding under the Loan Documents that are being assigned hereunder, and the sale and assignment contemplated hereby shall thereupon become effective. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Credit Agreement to the extent of the Assigned Interest, including without limitation (i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date (subject to Sections 8.05 and 8.08 of the Credit Agreement), increased costs, additional amounts or otherwise; (ii) the right to vote and to instruct the Administrative Agent under the Credit Agreement based on the Assigned Interest; (iii) the right to set-off and to appropriate and apply deposits of the Borrowers as set forth in the Credit Agreement; and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrowers, the Administrative Agent or otherwise) in the same funds in which such amount is received by the Assignor.

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) other than as provided in this Assignment and Acceptance, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; (iv)  (if applicable) attaches the Notes referred to in Section 1 above and requests that the Administrative Agent exchange such Notes for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto; and (v) makes no other representation or warranty with respect to the Borrowers, the Loan Documents or any other instrument or document furnished pursuant thereto, except as expressly set forth in clause (i) of this Section 3.

4. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any Fronting Bank, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that it is exempt from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes].*

5. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”); provided, however, that in no event shall this Assignment and Acceptance become effective prior to the payment for the processing and recordation fee to the Administrative Agent as provided in Section 8.08(a) of the Credit Agreement.

6. Upon such acceptance and recording and receipt of any consent of the Borrowers and the Administrative Agent required pursuant to Section 8.08(a) of the Credit Agreement, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance, recording and consent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

8. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Assignment and Acceptance may be signed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

*    If the Assignee is organized under the laws of a jurisdiction outside the United States.

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By
Name:
Title:

Domestic Lending Office (and
address for notices):
[Address]

Eurodollar Lending Office:
[Address]

Accepted and Consented this ____ day
of ___________, ______

CITICORP USA, INC.
as Administrative Agent and as a Fronting Bank

By
Name:
Title:

[FRONTING BANK]
as a Fronting Bank

By
Name:
Title:

[SWING LINE LENDER]
as a Swing Line Lender

By
Name:
Title:

BARCLAYS BANK PLC
as a Fronting Bank

By
Name:
Title:

Consented to:
FIRSTENERGY CORP.

By
Name:
      Title:

FIRSTENERGY SOLUTIONS CORP.

By
      Name:
      Title:

AMERICAN TRANSMISSION SYSTEMS,
INCORPORATED

By
      Name:
      Title:

OHIO EDISON COMPANY

By
Name:
Title:

PENNSYLVANIA POWER COMPANY

By
Name:
Title:

THE CLEVELAND ELECTRIC
ILLUMINATING COMPANY

By
Name:
Title:

THE TOLEDO EDISON COMPANY

By
Name:
Title:

JERSEY CENTRAL POWER &
LIGHT COMPANY

By
Name:
Title:

METROPOLITAN EDISON COMPANY

By
Name:
Title:

PENNSYLVANIA ELECTRIC COMPANY

By
Name:
Title:

Schedule 1 to
Assignment and Acceptance

Dated __________

Section 1.

Total Credit Agreement Commitments             $____

Percentage Interest:                          ____%

Amount of Assigned Share                 $____

Section 2.

Assignee’s Commitment:                   $

Aggregate Outstanding Commitments owing to the Assignee:     $

A Note payable to the order of the Assignee
Dated: ____________

Principal amount:     $

[A Note payable to the order of the Assignor
Dated: _____________

Principal amount:     $____]

Section 3.

Effective Date* :        _____________

*	This date should be no earlier than the date of acceptance by the Administrative Agent.

EXHIBIT B
Form of Note

PROMISSORY NOTE

U.S.$[______________]                                                             June __, 2005

FOR VALUE RECEIVED, the undersigned, [FIRSTENERGY CORP., an Ohio corporation] [FIRSTENERGY SOLUTIONS CORP., an Ohio corporation] [AMERICAN TRANSMISSION SYSTEMS, INCORPORATED, an Ohio corporation] [OHIO EDISON COMPANY, an Ohio corporation] [PENNSYLVANIA POWER COMPANY, a Pennsylvania corporation] [THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, an Ohio corporation] [THE TOLEDO EDISON COMPANY, an Ohio corporation] [JERSEY CENTRAL POWER & LIGHT COMPANY, a New Jersey corporation], [METROPOLITAN EDISON COMPANY, a Pennsylvania corporation] [PENNSYLVANIA ELECTRIC COMPANY, a Pennsylvania corporation] (the “Borrower”), HEREBY PROMISES TO PAY to the order of [_____________] (the “Lender”) for the account of its Applicable Lending Office (such term and other capitalized terms herein being used as defined in the Credit Agreement referred to below) the principal sum of U.S.$[______________] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Termination Date, payable on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Administrative Agent, at Two Penns Way, Suite 200, New Castle, Delaware 19720, in same day funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June 14, 2005 (the “Credit Agreement”), among the Borrower, [FirstEnergy Corp.,] [FirstEnergy Solutions Corp.,] [American Transmission Systems, Incorporated,] [Ohio Edison Company,] [Pennsylvania Power Company,] [The Cleveland Electric Illuminating Company,] [The Toledo Edison Company,] [Jersey Central Power & Light Company,] [Metropolitan Edison Company,] [Pennsylvania Electric Company,] the banks party thereto, Citicorp USA, Inc. as Administrative Agent for the Lenders thereunder, Citicorp USA, Inc. (or one of its Affiliates), as a fronting bank, Barclays Bank PLC, as a fronting bank, the other fronting banks party thereto from time to time and the swing line lenders party thereto from time to time. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[FIRSTENERGY CORP.] [FIRSTENERGY SOLUTIONS CORP.] [AMERICAN TRANSMISSION SYSTEMS, INCORPORATED] [OHIO EDISON COMPANY] [PENNSYLVANIA POWER COMPANY] [THE CLEVELAND ELECTRIC ILLUMINATING COMPANY], [THE TOLEDO EDISON COMPANY] [JERSEY CENTRAL POWER & LIGHT COMPANY], [METROPOLITAN EDISON COMPANY], [PENNSYLVANIA ELECTRIC COMPANY]

By
Name:
Title:

B-2

EXHIBIT C
Form of Guaranty

GUARANTY, dated as of _______, 200_, made by FIRSTENERGY CORP., an Ohio corporation (the “Guarantor”), in favor of the Lenders (as defined in the Credit Agreement referred to below), Citicorp USA, Inc. (“CUSA”), as Administrative Agent for the Lenders (the “Administrative Agent”), the fronting banks party to the Credit Agreement referred to below from time to time (the “Fronting Banks”) and the swing line lenders party to the Credit Agreement referred to below from time to time (the “Swing Line Lenders”, and together with the Lenders, the Administrative Agent and the Fronting Banks, the “Beneficiaries”).

PRELIMINARY STATEMENT

The Guarantor, FirstEnergy Solutions Corp., an Ohio corporation (“FES”), American Transmission Systems, Incorporated, an Ohio corporation (“ATSI”), Ohio Edison Company, an Ohio corporation (“OE”), Pennsylvania Power Company, a Pennsylvania corporation (“Penn”), The Cleveland Electric Illuminating Company, an Ohio corporation (“CEI”), The Toledo Edison Company, an Ohio corporation (“TE”), Jersey Central Power & Light Company, a New Jersey corporation (“JCP&L”), Metropolitan Edison Company, a Pennsylvania corporation (“Met-Ed”), and Pennsylvania Electric Company, a Pennsylvania corporation (“Penelec”, and together with the Guarantor, FES, ATSI, OE, Penn, CEI, TE, JCP&L and Met-Ed, the “Borrowers”), are parties to a Credit Agreement, dated as of June 14, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), with the Beneficiaries. The Guarantor may receive, directly or indirectly, a portion of the proceeds of the Extensions of Credit under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. [It is a condition precedent to any increase in the Borrower Sublimit of [ATSI][FES] (the “Guaranteed Borrower”) that either (i) the Guaranteed Borrower has Reference Ratings of at least BBB- by S&P and Baa3 by Moody’s or (ii) the Guarantor deliver this Guaranty. The Guarantor desires to deliver this Guaranty in fulfillment of such condition.][ [ATSI][FES] (the “Guaranteed Borrower”) is required to meet the debt to capitalization ratio financial covenant described in Section 5.02(b) of the Credit Agreement unless the Guarantor delivers this Guaranty. The Guarantor desires to deliver this Guaranty in order to exempt the Guaranteed Borrower from compliance with such financial covenant.]

NOW, THEREFORE, in consideration of the premises and in order to induce the Beneficiaries to make Advances to, to issue Letters of Credit for the account of the Guaranteed Borrower and to otherwise satisfy their obligations under the Credit Agreement, the Guarantor hereby agrees as follows:

SECTION 1. Guaranty; Limitation of Liability.

(a) The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of the Applicable Percentage (as defined below) of all payment, performance and other obligations of the Guaranteed Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, reimbursement obligations, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, including, without limitation, (i) the obligation of the Guaranteed Borrower to pay principal, interest, Letter of Credit fees, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Guaranteed Borrower under any Loan Document, (ii) the obligation of the Guaranteed Borrower to reimburse any amount in respect of any drawing under any Letter of Credit issued for the account of the Guaranteed Borrower and (iii) any liability of the Guaranteed Borrower on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by any Beneficiary in enforcing any rights under this Guaranty or any other Loan Document. As used herein, “Applicable Percentage” shall mean (i) 100%, at any time that the Guaranteed Borrower [has Reference Ratings of less than BBB- by S&P and Baa3 by Moody’s][the Guaranteed Borrower is not in compliance with the financial covenant described in Section 5.02 of the Credit Agreement] and (ii) 0%, at any time that the Guaranteed Borrower has Reference Ratings of at least BBB- by S&P and Baa3 by Moody’s and the Guaranteed Borrower is in compliance with the financial covenant described in Section 5.02 of the Credit Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to any Beneficiary under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower.

(b) The Guarantor, and by its acceptance of this Guaranty, each Beneficiary hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations. To effectuate the foregoing intention, the Beneficiaries and the Guarantor hereby irrevocably agree that the Guaranteed Obligations at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

SECTION 2. Guaranty Absolute.

The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Beneficiary with respect thereto. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations the Guaranteed Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Guaranteed Borrower or whether the Guaranteed Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Guaranteed Borrower or any other Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Guaranteed Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of the Guaranteed Borrower or any other Borrower or any of its Subsidiaries;

(f) any failure of any Beneficiary to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guaranteed Borrower now or hereafter known to such Beneficiary (the Guarantor waiving any duty on the part of Beneficiaries to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Beneficiary or any other Person upon the insolvency, bankruptcy or reorganization of the Guarantor, the Guaranteed Borrower or otherwise, all as though such payment had not been made.

SECTION 3. Waivers and Acknowledgments.

(a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Guaranteed Borrower or any other Person or any collateral.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Beneficiary that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Guaranteed Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations.

(d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Beneficiary to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guaranteed Borrower or any other Borrower or any of its Subsidiaries now or hereafter known by such Beneficiary.

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

SECTION 4. Subrogation.

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Guaranteed Borrower that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against the Guaranteed Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Guaranteed Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit issued for the account of the Guaranteed Borrower shall have expired or been terminated and the Commitments relating to the Guaranteed Borrower’s Borrower Sublimit shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date, and (c) the latest date of expiration or termination of all Letters of Credit issued for the account of the Guaranteed Borrower, such amount shall be received and held in trust for the benefit of the Beneficiaries, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to any Beneficiary of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Beneficiaries will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

SECTION 5. Payments Free and Clear of Taxes, Etc.

(a) Any and all payments made by the Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.16 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty or any other Loan Document to any Beneficiary, (i) the sum payable by the Guarantor shall be increased as may be necessary so that after the Guarantor and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 5), such Beneficiary receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make all such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of the Guarantor under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents.

(c) The Guarantor agrees to indemnify each Beneficiary for and hold it harmless against the full amount of Taxes and Other Taxes, (including, without limitation, any Taxes or Other Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5) imposed on or paid by such Beneficiary and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Beneficiary makes written demand therefor.

(d) From time to time thereafter if requested by the Guarantor or the Administrative Agent, each Beneficiary organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent, each Fronting Bank, each Swing Line Lender and the Guarantor with the forms prescribed by the Internal Revenue Service of the United States certifying that such Beneficiary is exempt from United States withholding taxes with respect to all payments to be made to such Beneficiary hereunder. If for any reason during the term of this Guaranty, any Beneficiary becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Beneficiary shall promptly notify the Administrative Agent, each Fronting Bank, each Swing Line Lender and the Guarantor in writing to that effect. Unless the Guarantor, the Fronting Banks, the Swing Line Lenders and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, the Guarantor, each Fronting Bank, each Swing Line Lender or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Beneficiary organized under the laws of a jurisdiction outside the United States.

(e) Any Beneficiary claiming any additional amounts payable pursuant to this Section 5 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Beneficiary, be otherwise disadvantageous to such Beneficiary.

(f) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 5 shall survive the payment in full or termination of the Guaranteed Obligations.

SECTION 6. Representations and Warranties.

The Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrowers with respect to the Guarantor and the Guarantor hereby further represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(b) The Guarantor has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and the Guarantor has established adequate means of obtaining from the Guaranteed Borrower on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the Guaranteed Borrower.

SECTION 7. Covenants.

The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit issued for the account of the Guaranteed Borrower shall be outstanding or any Lender shall have any Commitment relating to the Guaranteed Borrower’s Borrower Sublimit, the Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Guarantor has agreed to cause the Guaranteed Borrower or such Subsidiaries to perform or observe.

SECTION 8. Amendments, Guaranty Supplements, Etc.

No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Beneficiaries, (a) reduce or limit the obligations of the Guarantor hereunder, release the Guarantor hereunder or otherwise limit the Guarantor’s liability with respect to the Obligations owing to the Beneficiaries under or in respect of the Loan Documents, (b) postpone any date fixed for payment hereunder or (c) change the number of Beneficiaries or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate available amount of outstanding Letters of Credit that, in each case, shall be required for the Beneficiaries or any of them to take any action hereunder; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Guaranty; and provided, further, that no amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, any Fronting Bank, shall be effective unless agreed to in writing by such Fronting Bank; and provided, further, that no amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, any Swing Line Lender, shall be effective unless agreed to in writing by such Swing Line Lender; and provided, further, that this Guaranty may be amended and restated without the consent of any Beneficiary if, upon giving effect to such amendment and restatement, such Beneficiary shall no longer be a Beneficiary of this Guaranty (as so amended and restated) or have any obligation hereunder and shall have been paid in full all amounts payable hereunder to such Beneficiary.

SECTION 9. Notices, Etc.

All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or cable communication) and mailed, telegraphed, telecopied, cabled or delivered to it, if to the Guarantor, addressed to it at FE’s addresses specified in Section 8.02 of the Credit Agreement, if to the Administrative Agent, any Lender or any Fronting Bank, at its address specified in Section 8.02 of the Credit Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or cabled, be effective when deposited in the mails, delivered to the telegraph company, telecopied or delivered to the cable company, respectively. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

SECTION 10. No Waiver, Remedies.

No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11. Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default, each Beneficiary and each of its Affiliates that is acting as a Fronting Bank under the Credit Agreement is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, any payroll accounts maintained by the Guarantor with such Beneficiary if and to the extent that such Beneficiary shall have expressly waived its set-off rights in writing in respect of such payroll account) at any time held and other indebtedness at any time owing by such Beneficiary or such Affiliate to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether such Beneficiary shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured. Each Beneficiary agrees promptly to notify the Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Beneficiary and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Beneficiary and its respective Affiliates may have.

SECTION 12. Indemnification.

(a)  Without limitation on any other Guaranteed Obligations of the Guarantor or remedies of the Beneficiaries under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Beneficiary and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Guaranteed Borrower enforceable against the Guaranteed Borrower in accordance with their terms.

(b) The Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Guarantor or any of its respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and the Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages in connection with, arising out of, or otherwise relating to this Guaranty, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances constituting Guaranteed Obligations.

(c) Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of the Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

SECTION 13. Subordination.

If any Unmatured Default shall have occurred and be continuing, the Guarantor agrees to subordinate any and all debts, liabilities and other obligations owed to the Guarantor by the Guaranteed Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

(a) Prohibited Payments, Etc. Except during the continuance of an Unmatured Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Guaranteed Borrower), the Guarantor may receive regularly scheduled payments from the Guaranteed Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Unmatured Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Guaranteed Borrower), however, unless the Administrative Agent otherwise agrees, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Guaranteed Borrower, the Guarantor agrees that the Beneficiaries shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Unmatured Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Guaranteed Borrower), the Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Beneficiaries and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Unmatured Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other the Guaranteed Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 14. Continuing Guaranty; Assignments under the Credit Agreement.

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date, (iii) the latest date of expiration or termination of all Letters of Credit issued for the account of the Guaranteed Borrower, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Beneficiaries and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Beneficiary may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Beneficiary herein or otherwise, in each case as and to the extent provided in Section 8.08 of the Credit Agreement. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Beneficiaries.

SECTION 15. Execution in Counterparts.

This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

SECTION 16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) To the fullest extent permitted by law, the Guarantor hereby irrevocably and unconditionally (i) submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, and (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, in such Federal court. The Guarantor agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. The Guarantor also, irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing of certified mail of copies of such process to the Guarantor at its address specified in Section 9.

(d) THE GUARANTOR AND EACH BENEFICIARY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

FIRSTENERGY CORP.

By:_____________________________
Name:
Title:

EXHIBIT D
Form of Notice of Pro-Rata Borrowing

Citicorp USA, Inc., as Administrative Agent
for the Lenders party to the Credit Agreement
referred to below

____ __, 200__

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, dated as of June 14, 2005 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [FirstEnergy Corp.,] [American Transmission Systems, Incorporated,] [Pennsylvania Power Company,] [The Cleveland Electric Illuminating Company,] [The Toledo Edison Company,] [Jersey Central Power & Light Company,] [Metropolitan Edison Company,] [Pennsylvania Electric Company,] the banks party thereto, Citicorp USA, Inc. as Administrative Agent for the Lenders thereunder, Citicorp USA, Inc. (or one of its Affiliates), as a fronting bank, Barclays Bank PLC, as a fronting bank, the other fronting banks party thereto from time to time and the swing line lenders party thereto from time to time, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Pro-Rata Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Pro-Rata Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is __________________, ____.

(ii) The Type of Pro-Rata Advance to be made in connection with the Proposed Borrowing is [an Alternate Base Rate Pro-Rata Advance] [a Eurodollar Rate Pro-Rata Advance].

(iii) The aggregate amount of the Proposed Borrowing is $____________.

[(iv) The Interest Period for each Eurodollar Rate Pro-Rata Advance made as part of the Proposed Borrowing is ____ [week[s]][month[s]].]

(v)	The Borrower requesting the Proposed Borrowing is _______________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of such Borrower contained in Section 4.01 [(other than subsections (f) and (g) thereof)]*  of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default with respect to such Borrower (and if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to FE) or would constitute an Event of Default with respect to such Borrower (and if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to FE) but for the requirement that notice be given or time elapse or both; and

(C) immediately following such Proposed Borrowing, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment, (3) the Outstanding Credits for the account of any Borrower shall not exceed the Borrower Sublimit for such Borrower, and (4) the aggregate principal amount of the Swing Line Advances outstanding shall not exceed the Swing Line Sublimit.

Very truly yours,

[FIRSTENERGY CORP.] [FIRSTENERGY SOLUTIONS CORP.] [AMERICAN TRANSMISSION SYSTEMS, INCORPORATED] [OHIO EDISON COMPANY] [PENNSYLVANIA POWER COMPANY] [THE CLEVELAND ELECTRIC ILLUMINATING COMPANY] [THE TOLEDO EDISON COMPANY] [JERSEY CENTRAL POWER & LIGHT COMPANY] [METROPOLITAN EDISON COMPANY] [PENNSYLVANIA ELECTRIC COMPANY]

By
Name:
Title:

* Delete for initial Extension of Credit.

D-2

EXHIBIT E
Form of Notice of Swing Line Borrowing

Citicorp USA, Inc., as Administrative Agent
for the Lenders party to the Credit Agreement
referred to below

____ __, 200__

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, dated as of June 14, 2005 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [FirstEnergy Corp.,] [American Transmission Systems, Incorporated,] [Pennsylvania Power Company,] [The Cleveland Electric Illuminating Company,] [The Toledo Edison Company,] [Jersey Central Power & Light Company,] [Metropolitan Edison Company,] [Pennsylvania Electric Company,] the banks party thereto, Citicorp USA, Inc. as Administrative Agent for the Lenders thereunder, Citicorp USA, Inc. (or one of its Affiliates), as a fronting bank, Barclays Bank PLC, as a fronting bank, the other fronting banks party thereto from time to time and the swing line lenders party thereto from time to time, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Swing Line Borrowing (the “Proposed Borrowing”) as required by Section 2.03(b) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is __________________, ____.

(ii) The Type of a Swing Line Advance to be made in connection with the Proposed Borrowing is [an Alternate Base Rate Swing Line Advance] [a Eurodollar Rate Swing Line Advance] [a Cost of Funds Swing Line Advance].

(iii) The aggregate amount of the Proposed Borrowing is $____________.

[(iv) The Interest Period for each [Eurodollar Rate Swing Line Advance] [Cost of Funds Swing Line Advance] made as part of the Proposed Borrowing is ____ [week[s]][month[s]].]

(v)	The Borrower requesting the Proposed Borrowing is _______________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of such Borrower contained in Section 4.01 [(other than subsections (f) and (g) thereof)]*  of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default with respect to such Borrower (and if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to FE) or would constitute an Event of Default with respect to such Borrower (and if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to FE) but for the requirement that notice be given or time elapse or both; and

(C) immediately following such Proposed Borrowing, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment, (3) the Outstanding Credits for the account of any Borrower shall not exceed the Borrower Sublimit for such Borrower, and (4) the aggregate principal amount of the Swing Line Advances outstanding shall not exceed the Swing Line Sublimit.

Very truly yours,

[FIRSTENERGY CORP.] [FIRSTENERGY SOLUTIONS CORP.] [AMERICAN TRANSMISSION SYSTEMS, INCORPORATED] [OHIO EDISON COMPANY] [PENNSYLVANIA POWER COMPANY] [THE CLEVELAND ELECTRIC ILLUMINATING COMPANY] [THE TOLEDO EDISON COMPANY] [JERSEY CENTRAL POWER & LIGHT COMPANY] [METROPOLITAN EDISON COMPANY] [PENNSYLVANIA ELECTRIC COMPANY]

By
Name:
Title:

* Delete for initial Extension of Credit.

E-2

EXHIBIT F
Form of Letter of Credit Request

_____ __, 200__

Citicorp USA, Inc., as Administrative Agent [and as Fronting Bank]1
Two Penns Way
Suite 200
New Castle, Delaware 19720
Attn:_______________________

[___________________, as Fronting Bank
[ADDRESS]]2

Ladies and Gentlemen:

The undersigned, [FIRSTENERGY CORP., an Ohio corporation] [FIRSTENERGY SOLUTIONS CORP. an Ohio corporation], [AMERICAN TRANSMISSION SYSTEMS, INCORPORATED, an Ohio corporation] [OHIO EDISON COMPANY, an Ohio corporation] [PENNSYLVANIA POWER COMPANY, a Pennsylvania corporation] [THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, an Ohio corporation] [THE TOLEDO EDISON COMPANY, an Ohio corporation] [JERSEY CENTRAL POWER & LIGHT COMPANY, a New Jersey corporation] [METROPOLITAN EDISON COMPANY, a Pennsylvania corporation] [PENNSYLVANIA ELECTRIC COMPANY, a Pennsylvania corporation], (the “Borrower”), refer to that certain Credit Agreement, dated as of June 14, 2005 (the “Credit Agreement”), among FirstEnergy Corp., FirstEnergy Solutions Corp., American Transmission Systems, Incorporated, Ohio Edison Company, Pennsylvania Power Company, the Cleveland Electric Illuminating Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company, and Pennsylvania Electric Company, the banks party thereto, Citicorp USA, Inc. as Administrative Agent for the Lenders thereunder, Citicorp USA, Inc. (or one of its Affiliates), as a fronting bank, Barclays Bank PLC, as a fronting bank, the other fronting banks party thereto from time to time and the swing line lenders party thereto from time to time. Capitalized terms used herein, and not otherwise defined herein, shall have their respective defined meanings as set forth in the Credit Agreement.

Pursuant to Section 2.04(d) of the Credit Agreement, the Borrower irrevocably requests that the Fronting Bank to which this Letter of Credit Request is addressed issue a Letter of Credit on the following terms:

1  Include bracketed language if applicable Fronting Bank is Citicorp USA, Inc.
2  Include bracketed language if applicable Fronting Bank is not Citicorp USA, Inc.

1. Date of Issuance:

2. Expiration Date:

3. Stated Amount:

4. Beneficiary:

5. Account Party:

and the terms set forth in the attached application for said Letter of Credit.

The Borrower hereby further certifies that (i) as of the date hereof, (ii) as of the Date of Issuance and (iii) after the issuance of the Letter of Credit requested hereby:

(A) the representations and warranties of such Borrower contained in Section 4.01 [(other than subsections (f) and (g) thereof)]*  of the Credit Agreement are true and correct on and as of the date hereof, before and after giving effect to the issuance of such Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such dates;

(B) no event has occurred and is continuing, or would result from the issuance of the Letter of Credit requested hereby or from the application of the proceeds therefrom, that constitutes an Event of Default with respect to such Borrower (and if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to FE) or would constitute an Event of Default with respect to such Borrower (and if FE has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to FE) but for the requirement that notice be given or time elapse or both; and

(C) immediately following the issuance of such Letter of Credit, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment [and] [,] (3) the Stated Amount thereof, when aggregated with (x) the Stated Amount of each other Letter of Credit that is outstanding or with respect to which a Letter of Credit Request has been received and (y) the outstanding Reimbursement Obligations, shall not exceed the L/C Commitment Amount [and (2) the aggregate Stated Amount of all outstanding Letters of Credit issued by the Fronting Bank will not exceed $500,000,000]* *.

If notice of the request for the above referenced Letter of Credit has been given by the Borrower previously by telephone, then this notice shall be considered a written confirmation of such telephone notice as required by Section 2.04(d) of the Credit Agreement.

* Delete for initial Extension of Credit.
** Include if applicable Fronting Bank is CUSA or Barclays.

F-2

[FIRSTENERGY CORP.] [FIRSTENERGY SOLUTIONS CORP.] [AMERICAN TRANSMISSION SYSTEMS, INCORPORATED] [OHIO EDISON COMPANY] [PENNSYLVANIA POWER COMPANY] [THE CLEVELAND ELECTRIC ILLUMINATING COMPANY] [THE TOLEDO EDISON COMPANY] [JERSEY CENTRAL POWER & LIGHT COMPANY] [METROPOLITAN EDISON COMPANY] [PENNSYLVANIA ELECTRIC COMPANY]

By ___________________________
Name:
Title:

F-3

EXHIBIT G
Form of Opinion of Gary D. Benz, Esq.

[LETTERHEAD OF FIRSTENERGY CORP.]

June 14, 2005

To the Banks party to the within-mentioned
Credit Agreement, Citicorp USA, Inc., as
Administrative Agent for the Lenders thereunder,
Citicorp USA (or one of its Affiliates), as a
fronting bank, Barclays Bank PLC, as a fronting
bank, the other fronting banks party thereto and
the swing line lenders party thereto.

Re: Credit Agreement,

dated as of June 14, 2005

Ladies and Gentlemen:

I am Associate General Counsel for FirstEnergy Corp., an Ohio corporation (“FE”) and have acted as counsel to FE and its subsidiaries, FirstEnergy Solutions Corp., an Ohio corporation (“FES”), American Transmission Systems, Incorporated, an Ohio corporation (“ATSI”), Ohio Edison Company, an Ohio corporation (“OE”), Pennsylvania Power Company, a Pennsylvania corporation (“Penn”), The Cleveland Electric Illuminating Company, an Ohio corporation (“CEI”), The Toledo Edison Company, an Ohio corporation (“TE”), Jersey Central Power & Light Company, a New Jersey corporation (“JCP&L”), Metropolitan Edison Company, a Pennsylvania corporation (“Met-Ed”), and Pennsylvania Electric Company, a Pennsylvania corporation (“Penelec”, and together with FE, FES, ATSI, OE, Penn, CEI, TE, JCP&L and Met-Ed, the “Borrowers” and each a “Borrower”) in connection with the transactions contemplated by the Credit Agreement, dated as of June 14, 2005 (the “Credit Agreement”), among the Borrowers, the banks party thereto, Citicorp USA, Inc., as Administrative Agent for the Lenders thereunder, Citicorp USA, Inc. (or one of its Affiliates), as a fronting bank, Barclays Bank PLC, as a fronting bank, the other fronting banks party thereto and the swing line lenders party thereto. Capitalized terms used herein and not defined have the meanings assigned to them in the Credit Agreement. This opinion is being furnished to you pursuant to Section 3.01(a)(v) of the Credit Agreement. The Credit Agreement, the Notes and each Guaranty are sometimes referred to in this opinion collectively as the “Loan Documents” and each individually as a “Loan Document”.

For purposes of this opinion, I or persons under my supervision and control have reviewed executed originals or copies of executed originals of the Credit Agreement and the respective forms of the Notes and the Guaranty attached thereto. I or persons under my supervision and control have also reviewed originals or copies of the Approvals and such corporate records and other documents and matters and have made such investigation of fact and law as I have considered relevant or necessary as a basis for this opinion. In such review, I have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures (other than those on behalf of the Borrowers) and the legal capacity of all natural persons.

I have also assumed (a) the due organization, valid existence and good standing under the laws of its jurisdiction of incorporation of each party (other than the Borrowers) to each Loan Document, (b) the corporate or other power and due authorization of each Person (other than the Borrowers) not a natural person to execute, deliver and perform its obligations under each Loan Document to which it is a party, (c) the due execution and delivery of each Loan Document by each party thereto (other than the Borrowers), and (d) that each Loan Document constitutes the valid and binding obligation of each party thereto (other than the Borrowers), enforceable against such party in accordance with its terms. As to various questions of fact relevant to this opinion, I have relied, without independent investigation, upon certificates of public officials, certificates of officers of the Borrowers and representations and warranties of the Borrowers contained in the Credit Agreement.

I am a member of the Bars of the State of Ohio and the Commonwealth of Pennsylvania, and, for purposes of this opinion, I do not hold myself out as an expert on the laws of any jurisdiction other than the laws of the State of Ohio and the Commonwealth of Pennsylvania. Except as set forth in the next sentence, I express no opinion herein as to the application or effect of the laws of any jurisdiction other than the laws of the State of Ohio or the Commonwealth of Pennsylvania. Insofar as the opinion expressed herein relates to matters which are governed by (i) the laws of the State of New York or the federal laws of the United States, I have relied with your permission on the opinion, dated the date hereof, addressed to you of Akin Gump Strauss Hauer & Feld LLP, New York, New York, and (ii) the laws of the State of New Jersey, I have relied with your permission on the opinion, dated the date hereof, addressed to me of Thelen Reid & Priest LLP, Florham Park, New Jersey.

Based on the foregoing and such legal considerations as I have deemed necessary or advisable to express this opinion, I am of the opinion that:

Each Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of each other state in which the ownership of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its business or financial condition or on its ability to perform its obligations under the Loan Documents, and has all corporate powers to carry on its business as now conducted and to maintain and operate its property and business.

No Governmental Action is or will be required for (a) the due execution or delivery by any Borrower of any Loan Document or the performance by any Borrower of its obligations thereunder or (b) the consummation by any Borrower of any transaction contemplated by the Loan Documents, other than (1) the Approvals, which are in full force and effect as of the date hereof, (2) the Supplemental Approvals, and (3) such Governmental Action as may be required after the date hereof in connection with the performance by the Borrowers of the general covenants set forth in Sections 5.01(a) and (b) of the Credit Agreement.

The execution and delivery by the Borrowers of the Loan Documents, the performance by the Borrowers of their obligations under the Loan Documents, the consummation by the Borrowers of the transactions contemplated by any Loan Document, and compliance by the Borrowers with the provisions thereof, will not result in of (a) a breach or violation of, or conflict with, any of the provisions of the Organizational Documents of the Borrowers, (b) a breach or violation of, or conflict with, any Applicable Law of the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey, (c) a breach or contravention of, or conflict with, any of the provisions of any material indenture, mortgage, lease or other agreement or instrument to which any Borrower or any Affiliate of such Borrower is a party or by which any of its property or the property of its Affiliates is bound, or (d) the creation or imposition of any Lien upon any property of any Borrower or any of its Affiliates.

The execution, delivery and performance by each Borrower of each of the Loan Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action on the part of such Borrower and did not, do not, and will not require the consent or approval of such Borrower’s shareholders, or any trustee or holder of any Indebtedness or other obligation of it, other than such consents and approvals as have been duly obtained, given or accomplished.

The Credit Agreement has been duly executed and delivered by each Borrower and is a valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, subject to and qualified by the effect of (a) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (b) general principles of equity, (regardless of whether enforcement is sought in a proceeding at law or in equity); (c) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (d) the power of the courts to award damages in lieu of equitable remedies; (e) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (f) unenforceability of any indemnification or other provision on the basis that such enforcement would contravene public policy.

Each Note, when executed by the applicable Borrower and delivered in exchange for value, and each Guaranty, when executed by FirstEnergy and delivered in exchange for value, will be a valid and binding obligation of such Borrower or FirstEnergy, as the case may be, enforceable against such Borrower or FirstEnergy, as the case may be, in accordance with its terms, subject to and qualified by the effect of (a) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (b) general principles of equity, (regardless of whether enforcement is sought in a proceeding at law or in equity); (c) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (d) the power of the courts to award damages in lieu of equitable remedies; (e) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (f) unenforceability of any indemnification or other provision on the basis that such enforcement would contravene public policy.

In any action or proceeding arising out of or relating to the Notes or the Credit Agreement in any court of the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey or in any federal court sitting in the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey, such court should recognize and give effect to the provisions of the Notes or Section 8.09 of the Credit Agreement, as the case may be, wherein the parties thereto agree that the Notes and the Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing, a court of the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey or a federal court sitting in the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey should apply the usury law of the State of New York, and should not apply the usury law of the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey, respectively, to the Credit Agreement and the Notes. However, if a court were to hold that the Credit Agreement or the Notes are governed by, and to be construed in accordance with, the laws of the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey, the Credit Agreement and the Notes (when executed and delivered in accordance with the terms of the Credit Agreement) would be, under the laws of, as applicable, the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey, the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, subject to and qualified by the effect of (a) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (b) general principles of equity, (regardless of whether enforcement is sought in a proceeding at law or in equity); (c) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (d) the power of the courts to award damages in lieu of equitable remedies; (e) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (f) unenforceability of any indemnification or other provision on the basis that such enforcement would contravene public policy.

Except as disclosed in any filings made by the Borrowers in compliance with the Securities Exchange Act of 1934, as amended, (a) there is no provision of the Organizational Documents of any Borrower, or any Applicable Law of the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey, or any indenture, mortgage, lease or other agreement or instrument, in each case, that could reasonably be expected to have a material adverse effect on such Borrower’s ability to perform its obligations under any Loan Document, (b) each Borrower and its Subsidiaries are in compliance with all laws (including, without limitation, ERISA and Environmental Laws), regulations and orders of any Governmental Authority of the State of Ohio, the Commonwealth of Pennsylvania or the State of New Jersey applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to be so, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of such Borrower and its Subsidiaries taken as a whole, or (ii) the legality, validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to the parties thereunder or the ability of such Borrower to perform its obligations under the Loan Documents, and (c) there is no pending or, to the best of my knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting any Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Borrower and its Subsidiaries, taken as a whole, or on the ability of such Borrower to perform its obligations under the Credit Agreement or any other Loan Document.

This opinion is limited by, subject to and based on the following:

No examination has been made of, and no opinion is expressed as to the effect of, any zoning ordinance or permit pertaining to the authority of the Borrowers to operate their properties or conduct their businesses;

I also express no opinion with respect to (i) Section 8.10(a) of the Credit Agreement or any similar provision in any of the other Loan Documents, to the extent such provisions purport to confer subject matter jurisdiction on any federal court of the United States of America or grant a waiver of the defense of inconvenient forum; (ii) Section 8.10(b) of the Credit Agreement or any similar provision in any of the other Loan Documents, to the extent such provisions relate to the waiver of the right to jury trial in the federal courts; (iii) the financial condition or solvency of any Borrower, (iv) the financial ability of any Borrower or the ability (financial or otherwise) of any other Person to meet its obligations under the Credit Agreement or any other Loan Document; or (v) the compliance of the Credit Agreement or any other Loan Document or the transactions contemplated thereby with, or the effect of any of the foregoing with respect to, Federal and state securities Laws, rules and regulations;

This opinion and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Borrowers or any other Person, or any other circumstance occurring after the date hereof;

I have assumed that no fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists with respect to any of the matters relevant to this opinion; and

This opinion is limited to the matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

This opinion is solely for the benefit of the addressees hereof in connection with the transactions contemplated by the Credit Agreement and may not be relied on by the addressees hereof for any other purpose or furnished or quoted to or relied on by any other Person for any purpose without my prior written consent.

Respectfully submitted,

Gary D. Benz, Esq.
Associate General Counsel

EXHIBIT H
Form of Opinion of Akin Gump Strauss Hauer & Feld LLP

June 14, 2005
To the Banks party to the within-mentioned
Credit Agreement, Citicorp USA, Inc., as
Administrative Agent for the Lenders thereunder,
Citicorp USA, as a fronting bank, Barclays
Bank PLC, as a fronting bank, the other
fronting banks party thereto and
the swing line lenders party thereto.

Ladies and Gentlemen:

We have acted as special New York counsel to FirstEnergy Corp., an Ohio corporation (“FE”) and its subsidiaries, FirstEnergy Solutions Corp., an Ohio corporation (“FES”), American Transmission Systems, Incorporated, an Ohio corporation (“ATSI”), Ohio Edison Company, an Ohio corporation (“OE”), Pennsylvania Power Company, a Pennsylvania corporation (“Penn”), The Cleveland Electric Illuminating Company, an Ohio corporation (“CEI”), The Toledo Edison Company, an Ohio corporation (“TE”), Jersey Central Power & Light Company, a New Jersey corporation (“JCP&L”), Metropolitan Edison Company, a Pennsylvania corporation (“Met-Ed”), and Pennsylvania Electric Company, a Pennsylvania corporation (“Penelec”, and together with FE, FES, ATSI, OE, Penn, CEI, TE, JCP&L and Met-Ed, the “Borrowers” and each a “Borrower”) in connection with the execution and delivery of the Credit Agreement, dated as of June 14, 2005 (the “Credit Agreement”), among the Borrowers, the banks party thereto, Citicorp USA, Inc., as Administrative Agent for the Banks thereunder, Citicorp USA, Inc., as a fronting bank, Barclays Bank PLC, as a fronting bank, the other fronting banks party thereto and the swing line lenders party thereto. Capitalized terms used herein and not defined have the meanings assigned to them in the Credit Agreement. This opinion is being furnished to you pursuant to Section 3.01(a)(vi) of the Credit Agreement. The Credit Agreement, the Notes and each Guaranty are sometimes referred to in this opinion collectively as the “Loan Documents” and each individually as a “Loan Document”.

In connection with this opinion, we have reviewed executed originals or copies of executed originals of the Credit Agreement and the respective forms of the Notes and the Guaranty attached thereto. We have also reviewed copies of the Approvals and originals or certified copies of such corporate and company records of each Borrower and other certificates and documents of officials of each Borrower and certain of their affiliates, public officials and others as we have deemed appropriate for purposes of this opinion, and relied upon them to the extent we deem appropriate. As to various questions of fact relevant to this opinion, we have relied, without independent investigation, upon certificates of public officials, certificates of officers of each Borrower, and representations and warranties of each Borrower contained in the Credit Agreement. In addition, we have made no inquiry of any Borrower or any other person or entity (including governmental authorities), regarding any judgments, orders, decrees, franchises, licenses, certificates, permits or other public records or agreements to which any Borrower is a party other than those described herein, and our knowledge of any such matters is accordingly limited. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.

We have also assumed (i) the due organization, valid existence and good standing under the laws of its jurisdiction of incorporation of each party to each Loan Document, (ii) the legal capacity of natural persons, (iii) the corporate or other power and due authorization of each Person not a natural person to execute, deliver and perform its obligations under each Loan Document to which it is a party, (iv) the due execution and delivery of each Loan Document by all parties thereto, (v) that each Loan Document constitutes the valid and binding obligation of each party thereto (other than the Borrowers), enforceable against such party in accordance with its terms, (vi) that the execution, delivery and performance by any party to the Loan Documents do not, and will not, require the consent or approval of its shareholders, or any trustee or holder of any Indebtedness or other obligation of it and will not result in (a) a breach or violation of, or conflict with, any of the provisions of its Organizational Documents or (b) a breach or contravention of, or conflict with, any of the provisions of any indenture, mortgage, lease or other agreement or instrument to which it is a party or (c) a breach or violation of, or conflict with, any law (other than any Included Law (as defined herein)) or any order, rule, regulation or determination of any Governmental Authority applicable to it (other than under any Included Law), (vii) that all required Governmental Action (other than under any Included Law) for the execution and delivery by each party to any Loan Document, the performance by it of its obligations thereunder or the consummation by it of any transaction contemplated thereby have been obtained or taken and (viii) that the Approvals (other than the FE SEC Order, ATSI SEC Order, Penn SEC Order, JCP&L SEC Order, Penelec SEC Order and Met-Ed SEC Order (collectively, the “SEC Order”)) are in full force and effect.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

No Governmental Action is or will be required under any Included Law for the due execution and delivery by each Borrower of any Loan Document to which it is a party or the performance by it of its obligations thereunder, other than (i) the SEC Order, which is in full force and effect as of the date hereof, and any FE Supplemental SEC Order, ATSI Supplemental SEC Order, Penn Supplemental SEC Order, JCP&L Supplemental SEC Order, Penelec Supplemental SEC Order and Met-Ed Supplemental SEC Order, and (ii) such Governmental Action as may be required after the date hereof in connection with the performance by such Borrower of the general covenants set forth in Section 5.01(a) and (b) of the Credit Agreement.

The execution and delivery by each Borrower of any Loan Document to which it is a party, the performance by such Borrower of its obligations under any such Loan Document, the consummation by such Borrower of the transactions contemplated by any such Loan Document and compliance by such Borrower with the provisions thereof, will not result in a breach or violation of, or conflict with, any Included Law or, to our knowledge, any order, rule or regulation of any Governmental Authority having jurisdiction over such Borrower under any Included Law.

The Credit Agreement constitutes a valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms.

Each Note, when executed by the applicable Borrower and delivered in exchange for value, and each Guaranty, when executed by FE and delivered in exchange for value, will constitute a valid and binding obligation of such Borrower or FE, as the case may be, enforceable against such Borrower or FE, as the case may be, in accordance with its terms.

*              *              *

A. We express no opinion as to the laws of any jurisdiction other than the Included Laws. We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”), other than a review of (i) the Laws of the State of New York, and (ii) the Federal Laws of the United States of America. For purposes of this opinion, the term “Included Laws” means the items described in clauses (i) and (ii) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated by the Loan Documents. The term Included Laws specifically excludes Laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof and Laws relating to land use, zoning and building code issues, taxes, environmental issues, intellectual property Laws, antitrust issues and securities law issues.

B. When used in this opinion, the phrases “known to us”, “to our knowledge” and similar phrases (i) mean the conscious awareness of facts or other information by (a) the lawyer in our firm who signed this letter, (b) any lawyer in our firm actively involved in negotiating and preparing the Loan Documents and (c) solely as to information relevant to a particular opinion, issue or confirmation regarding a particular factual matter, any lawyer in our firm who is primarily responsible for providing the response concerning that particular opinion, issue or confirmation, and (ii) do not require or imply (a) any examination of this firm’s, such lawyer’s or any other person’s or entity’s files, (b) that any inquiry be made of the client, any lawyer (other than the lawyers described above), or any other person or entity, or (c) any review or examination of any agreements, documents, certificates, instruments or other papers (including, but not limited to, the exhibits and schedules to the Loan Documents and the various papers referred to in or contemplated by the Loan Documents and the respective exhibits and schedules thereto) other than the Loan Documents.

C. The matters expressed in this opinion are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) principals of commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution. Although it appears that the requirements of Section 5-1401 of the New York General Obligations Law have been met, we express no opinion on whether the choice of law provision in Section 8.09 of the Credit Agreement or in each Guaranty or Note would raise any issues under the United States constitution or in equity that would affect whether courts in New York would enforce the choice of New York law to govern the Credit Agreement or such Guaranty or Note. We have also assumed that the choice of law of the State of New York as the governing law of the Credit Agreement and each Guaranty and Note would not result in a violation of an important public policy of another state having greater contacts with the transactions contemplated by the Loan Documents than the State of New York

D. This opinion and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to any Borrower or any other Person, or any other circumstance occurring after the date hereof. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

E. We have assumed that no fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists with respect to any of the matters relevant to this opinion.

F. We express no opinion as to (i) the compliance of the transactions contemplated by the Loan Documents with any regulations or governmental requirements applicable to any Person other than the Borrowers; (ii) the financial condition or solvency of any Borrower; (iii) the ability (financial or otherwise) of any Borrower or any other Person to meet its obligations under the Loan Documents; (iv) the compliance of the Loan Documents or the transactions contemplated thereby with, or the effect on any of the foregoing with respect to, the antifraud provisions of the Federal and state securities Laws, rules and regulations; or (v) the conformity of the Loan Document to any term sheet or commitment letter.

G. We express no opinion with respect to any provisions of the Credit Agreement or any Guaranty that purport to grant:

i.
a “consent to jurisdiction” or “waiver of inconvenient forum” in connection with any legal proceedings, insofar as such provisions relate to federal courts (except as to the personal jurisdiction thereof); and

ii.	a waiver of trial by jury insofar as such provision is sought to be enforced in a federal court.

H. For purposes of this letter, the phrase “transactions of the type contemplated by the Loan Documents” and similar phrases mean (i) the issuance of Advances and Letters of Credit by the banks party to the Credit Agreement and (ii) the performance by the Borrowers of their obligations under the Loan Documents.

I. This opinion is solely for your benefit, and no other Person shall be entitled to rely upon this opinion, except that Gary D. Benz, Esq. may rely on this opinion, in connection with his opinion to you of even date herewith, to the extent it relates to matters that involve the Included Laws, with respect to the Loan Documents and the transactions contemplated thereby. Without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished or otherwise disclosed to or used by any other Person, except for (i) delivery of copies hereof to counsel for the addressees hereof and (ii) inclusion of copies hereof in a closing file.

J. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

Very truly yours,

AKIN GUMP STRAUSS HAUER & FELD LLP

EXHIBIT I
Form of Opinion of
Special New York Counsel to the Administrative Agent

June 14, 2005

Citicorp USA, Inc., as administrative agent, Citicorp USA, Inc. (or one of its Affiliates) as a fronting bank, Barclays Bank PLC, as a fronting bank, and the other fronting banks, the swing line lenders and the lenders party to the Credit Agreement defined below

Re: FirstEnergy Corp., FirstEnergy Solutions Corp., American Transmission Systems, Incorporated, Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company, and Pennsylvania Electric Company

Ladies and Gentlemen:

We have acted as special New York counsel to Citicorp USA, Inc., individually and as administrative agent (the “Administrative Agent”), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of June 14, 2005 (the “Credit Agreement”), among FirstEnergy Corp., an Ohio corporation (“FE”), FirstEnergy Solutions Corp., an Ohio corporation (“FES”), American Transmission Systems, Incorporated, an Ohio corporation (“ATSI”), Ohio Edison Company, an Ohio corporation (“OE”), Pennsylvania Power Company, a Pennsylvania corporation (“Penn”), The Cleveland Electric Illuminating Company, an Ohio corporation (“CEI”), The Toledo Edison Company, an Ohio corporation (“TE”), Jersey Central Power & Light Company, a New Jersey corporation (“JCP&L”), Metropolitan Edison Company, a Pennsylvania corporation (“Met-Ed”), and Pennsylvania Electric Company, a Pennsylvania corporation (“Penelec”, and together with FE, FES, ATSI, OE, Penn, CEI, TE, JCP&L and Met-Ed, the “Borrowers”), Citicorp USA, Inc., as Administrative Agent for the Lenders thereunder, Citicorp USA, Inc., as a fronting bank, Barclays Bank PLC, as a fronting bank, the other fronting banks party thereto, the swing line lenders party thereto and the Banks party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined. This opinion is being delivered pursuant to Section 3.01(a)(vii) of the Credit Agreement.

In that connection, we have examined (i) counterparts of the Credit Agreement, executed by the Borrowers, the Banks, the Swing Line Lenders, the Administrative Agent and the Fronting Banks, (ii) a form of the Notes and (iii) the other documents furnished to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement, including (without limitation) the opinions of Gary D. Benz, Esq., counsel to the Borrowers, and Akin Gump Strauss Hauer & Feld LLP, special counsel to the Borrowers (such opinions referred to hereinafter, collectively, as the “Borrowers’ Counsel Opinions”).

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have also assumed that each of the Banks, the Swing Line Lenders, the Fronting Banks and the Administrative Agent have duly executed and delivered, with all necessary power and authority (corporate and otherwise), the Credit Agreement. We have further assumed that you have evaluated, and are satisfied with, the creditworthiness of the Borrowers and the business and financial terms evidenced by the Loan Documents.

To the extent that our opinions expressed below involve conclusions as to matters governed by law other than the law of the State of New York and the Federal law of the United States, we have relied upon the Borrowers’ Counsel Opinions and have assumed without independent investigation the correctness of the matters set forth therein, our opinions expressed below being subject to the assumptions, qualifications and limitations set forth in the Borrowers’ Counsel Opinions. As to matters of fact, we have relied solely upon the documents we have examined. We note that we do not represent the Borrowers, and accordingly, are not privy to the nature or character of their business. Accordingly, we have assumed that the Borrowers are subject only to statutes, rules, regulations, judgments, orders and other requirements of law generally applicable to corporations doing business in the State of New York.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(i) The Credit Agreement is, and each of the Notes when executed and delivered for value received will be, the legal, valid and binding obligation of each Borrower enforceable against each Borrower in accordance with their respective terms.

(ii) While we have not independently considered the matters covered by the Borrowers’ Counsel Opinions to the extent necessary to enable us to express the conclusions stated therein, each of the Borrowers’ Counsel Opinions and the other documents furnished to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement are substantially responsive to the corresponding requirements set forth in Section 3.01(a) of the Credit Agreement pursuant to which the same have been delivered.

Our opinions are subject to the following qualifications:

(a) Our opinion in paragraph (i) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law affecting creditors’ rights generally.

(b) Our opinion in paragraph (i) above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

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(c) We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties in the circumstances in question is determined to have constituted negligence.

(d) We express no opinion herein as to (i) Section 8.06 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under Federal or state securities laws and (v) the enforceability of waivers by parties of their respective rights and remedies under law.

(e) Our opinion in paragraph (i) is limited to the law of the State of New York and the Federal law of the United States, and we do not express any opinion herein concerning any other law. Without limiting the generality of the foregoing, we express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

The foregoing opinion is solely for your benefit and may not be relied upon by any other Person other than any Person that may become a Lender under the Credit Agreement after the date hereof.

Very truly yours,

MEO:VGS:gat

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